PLAN AND AGREEMENT OF MERGER

                               Among

                     IWC RESOURCES CORPORATION

                    RESOURCES ACQUISITION CORP.

                   S. M. & P. CONDUIT CO., INC.

                       and its shareholders





                           June 14, 1993

                         TABLE OF CONTENTS


                                                             PAGE


ARTICLE I

     THE MERGER   . . . . . . . . . . . . . . . . . . . . . .   1

     1.1  The Merger  . . . . . . . . . . . . . . . . . . . .   1
     1.2  Effective Time of the Merger  . . . . . . . . . . .   2
     1.3  Articles of Incorporation, By-Laws, Directors and
          Officers  . . . . . . . . . . . . . . . . . . . . .   2
     1.4  Conversion of Shares  . . . . . . . . . . . . . . .   3
     1.5  Non-Compete Agreements  . . . . . . . . . . . . . .   3

ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS   . . . .   3

     2.1   Corporate Existence of Company, Etc  . . . . . . .   3
     2.2   Capitalization   . . . . . . . . . . . . . . . . .   4
     2.3   Title to Shares  . . . . . . . . . . . . . . . . .   4
     2.4   Capacity of the Shareholders   . . . . . . . . . .   5
     2.5   Consents and Approvals   . . . . . . . . . . . . .   5
     2.6   No Conflicts   . . . . . . . . . . . . . . . . . .   5
     2.7   Subsidiaries   . . . . . . . . . . . . . . . . . .   5
     2.8   Financial Statements   . . . . . . . . . . . . . .   5
     2.9   Liabilities  . . . . . . . . . . . . . . . . . . .   6
     2.10  Absence of Certain Changes or Events   . . . . . .   6
     2.11  Title to Properties  . . . . . . . . . . . . . . .   7
     2.12  Trademarks, Etc  . . . . . . . . . . . . . . . . .   7
     2.13  Insurance  . . . . . . . . . . . . . . . . . . . .   8
     2.14  Company Contracts  . . . . . . . . . . . . . . . .   8
     2.15  Litigation   . . . . . . . . . . . . . . . . . . .  11
     2.16  Taxes  . . . . . . . . . . . . . . . . . . . . . .  11
     2.17  Compliance with Laws   . . . . . . . . . . . . . .  12
     2.18  Employee Benefits and Agreements   . . . . . . . .  12
     2.19  [omitted]  . . . . . . . . . . . . . . . . . . . .  13
     2.20  Licenses and Permits   . . . . . . . . . . . . . .  14
     2.21  Business Relations   . . . . . . . . . . . . . . .  14
     2.22  Interest in Competitors, Suppliers, Customers,
           Etc  . . . . . . . . . . . . . . . . . . . . . . .  14
     2.23  Accounts Receivable  . . . . . . . . . . . . . . .  14
     2.24  Employee Relations   . . . . . . . . . . . . . . .  15
     2.25  Environmental Matters  . . . . . . . . . . . . . .  15
     2.26  No Brokers   . . . . . . . . . . . . . . . . . . .  16
     2.27  Vehicles   . . . . . . . . . . . . . . . . . . . .  16
     2.28  Non-Disposition of Resources Shares  . . . . . . .  16
     2.29  Non-Redemption of Company Stock  . . . . . . . . .  16
     2.30  No Spin-Off  . . . . . . . . . . . . . . . . . . .  16
     2.31  [omitted]  . . . . . . . . . . . . . . . . . . . .  17
     2.32  Distributions by the Company   . . . . . . . . . .  17

     2.33  Liabilities of the Company   . . . . . . . . . . .  17
     2.34  Bankruptcy   . . . . . . . . . . . . . . . . . . .  17
     2.35  Insolvency   . . . . . . . . . . . . . . . . . . .  17
     2.36  Company's Assets   . . . . . . . . . . . . . . . .  17
     2.37  S Election   . . . . . . . . . . . . . . . . . . .  17

ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF RESOURCES  . . . . . .  18

     3.1  Organization  . . . . . . . . . . . . . . . . . . .  18
     3.2  Corporate Power and Authority, Etc  . . . . . . . .  18
     3.3  No Conflicts  . . . . . . . . . . . . . . . . . . .  18
     3.4  Consents  . . . . . . . . . . . . . . . . . . . . .  18
     3.5  Resources' SEC Reports  . . . . . . . . . . . . . .  18
     3.6  No Brokers  . . . . . . . . . . . . . . . . . . . .  19
     3.7  Articles of Incorporation and By-Laws   . . . . . .  19

ARTICLE IV

     COVENANTS OF THE COMPANY AND THE SHAREHOLDERS  . . . . .  19

     4.1   Conduct of Business  . . . . . . . . . . . . . . .  19
     4.2   Undertakings   . . . . . . . . . . . . . . . . . .  21
     4.3   Access   . . . . . . . . . . . . . . . . . . . . .  21
     4.4   Confidentiality  . . . . . . . . . . . . . . . . .  21
     4.5   Exclusivity  . . . . . . . . . . . . . . . . . . .  22
     4.6   Shareholder Debt   . . . . . . . . . . . . . . . .  22
     4.7   Investment Covenants   . . . . . . . . . . . . . .  22
     4.8   Legend on Resources Shares   . . . . . . . . . . .  23
     4.9   Shareholder Approval of Merger   . . . . . . . . .  23
     4.10  Non-Compete Agreements   . . . . . . . . . . . . .  23
     4.11  Final "S Corporation" Income Tax Returns   . . . .  23

ARTICLE V

     COVENANTS OF RESOURCES   . . . . . . . . . . . . . . . .  23

     5.1  Undertakings  . . . . . . . . . . . . . . . . . . .  23
     5.2  Confidentiality   . . . . . . . . . . . . . . . . .  24
     5.3  Tax Covenants   . . . . . . . . . . . . . . . . . .  24
     5.4  Non-Compete Agreement   . . . . . . . . . . . . . .  25
     5.5  Repayment of Shareholder Debt   . . . . . . . . . .  25
     5.6  Rule 144  . . . . . . . . . . . . . . . . . . . . .  25
     5.7  Access to Records   . . . . . . . . . . . . . . . .  26
     5.8  Release of Claims   . . . . . . . . . . . . . . . .  26
     5.9  Personal Guarantees   . . . . . . . . . . . . . . .  26
     5.10  Amendment Creating Preferred Stock   . . . . . . .  26
     5.11  Certain Post-Closing Matters   . . . . . . . . . .  27

ARTICLE VI

     CONDITIONS TO RESOURCES' AND NEWCO'S OBLIGATIONS   . . .  27

     6.1  Representations, Warranties, and Covenants of
          Shareholders and Company  . . . . . . . . . . . . .  27
     6.2  Further Action  . . . . . . . . . . . . . . . . . .  28
     6.3  No Governmental or Other Proceeding   . . . . . . .  28
     6.4  Opinion of Shareholders' Counsel  . . . . . . . . .  28
     6.5  Employment Agreement  . . . . . . . . . . . . . . .  28
     6.6  Non-Compete Agreements  . . . . . . . . . . . . . .  28
     6.7  No Material Adverse Change  . . . . . . . . . . . .  28
     6.8  Escrow  . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE VII

     CONDITIONS TO SHAREHOLDERS' OBLIGATIONS  . . . . . . . .  29

     7.1  Representations, Warranties, and Covenants of
          Resources   . . . . . . . . . . . . . . . . . . . .  29
     7.2  Further Action  . . . . . . . . . . . . . . . . . .  29
     7.3  No Governmental or Other Proceeding   . . . . . . .  29
     7.4  Opinion of Resources' Counsel   . . . . . . . . . .  29

ARTICLE VIII

     SURVIVAL AND INDEMNIFICATION   . . . . . . . . . . . . .  30

     8.1  Survival  . . . . . . . . . . . . . . . . . . . . .  30
     8.2  Indemnification   . . . . . . . . . . . . . . . . .  30
     8.3  Certain Tax Matters   . . . . . . . . . . . . . . .  30
     8.4  Notice of Claims  . . . . . . . . . . . . . . . . .  31
     8.5  Defense   . . . . . . . . . . . . . . . . . . . . .  31
     8.6  Limitations on Indemnity Obligations  . . . . . . .  31

ARTICLE IX

     TERMINATION PRIOR TO CLOSING   . . . . . . . . . . . . .  32

     9.1  Termination of Agreement  . . . . . . . . . . . . .  32
     9.2  Termination of Obligations  . . . . . . . . . . . .  32

ARTICLE X

     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .  32

     10.1   Entire Agreement  . . . . . . . . . . . . . . . .  32
     10.2   Successor and Assigns   . . . . . . . . . . . . .  33
     10.3   Counterparts  . . . . . . . . . . . . . . . . . .  33
     10.4   Headings  . . . . . . . . . . . . . . . . . . . .  33
     10.5   No Waiver   . . . . . . . . . . . . . . . . . . .  33
     10.6   Expenses  . . . . . . . . . . . . . . . . . . . .  33
     10.7   Notices   . . . . . . . . . . . . . . . . . . . .  33
     10.8   Further Assurances  . . . . . . . . . . . . . . .  35
     10.9   Governing Law   . . . . . . . . . . . . . . . . .  35
     10.10  Consent to Jurisdiction   . . . . . . . . . . . .  35
     10.11  Specific Performance  . . . . . . . . . . . . . .  35

                  LIST OF EXHIBITS AND SCHEDULES


  EXHIBIT I         Merger Agreement
  EXHIBIT II   Non-Compete Agreement
  EXHIBIT III  Opinion of Counsel for Shareholders
  EXHIBIT IV   Baker Employment Agreement
  EXHIBIT V         Escrow Agreement
  EXHIBIT VI   Opinion of Counsel for Resources
  EXHIBIT VII  Series B Convertible Redeemable Preferred Stock


  SCHEDULE 2.1 Corporate Existence of Company, Etc.
  SCHEDULE 2.2 Capitalization
  SCHEDULE 2.5 Consents and Approvals
  SCHEDULE 2.6 No Conflicts
  SCHEDULE 2.7 Subsidiaries
  SCHEDULE 2.9 Liabilities
  SCHEDULE 2.10     Absence of Certain Changes or Events
  SCHEDULE 2.11     Title to Properties
  SCHEDULE 2.12     Trademarks, Etc.
  SCHEDULE 2.13     Insurance
  SCHEDULE 2.14     Company Contracts
  SCHEDULE 2.15     Litigation
  SCHEDULE 2.16     Taxes
  SCHEDULE 2.17     Compliance with Laws
  SCHEDULE 2.18     Employee Benefits and Agreements
  SCHEDULE 2.20     Licenses and Permits
  SCHEDULE 2.21     Business Relations
  SCHEDULE 2.22     Interest in Competitors, Suppliers,
  Customers,
                Etc.
  SCHEDULE 2.24     Employee Relations
  SCHEDULE 2.25     Environmental Matters
  SCHEDULE 2.27     Vehicles
  SCHEDULE 3.4 Consents

                   PLAN AND AGREEMENT OF MERGER


          THIS PLAN AND AGREEMENT OF MERGER (this "Agreement"), made and entered into as of this ____ day of June, 1993, by and among IWC Resources Corporation, an Indiana corporation ("Resources"), Resources Acquisition Corp., an Indiana corporation and a wholly owned subsidiary of Resources ("NewCo"), S. M. & P. Conduit Co., Inc., an Indiana corporation (the "Company"), and Diana L. Sosbey, Patrick J. Baker and Daniel S. Baker (individually a "Shareholder" and collectively the "Shareholders");

                            WITNESSETH:

          WHEREAS, the Boards of Directors of Resources and the Company deem it advisable and in the best interests of their respective corporations that the Company be acquired by Resources pursuant to the merger of the Company with and into NewCo (the "Merger"); and

          WHEREAS, the Boards of Directors of Resources, NewCo and the Company, by resolutions duly adopted, have approved this Agreement providing for the Merger, and the Boards of Directors of the Company and NewCo have recommended the Merger Agreement (as defined herein) and the Merger for approval by their respective shareholders in accordance with the terms of this Agreement and Indiana law; and

          WHEREAS, Resources, NewCo, the Company and the Shareholders of the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and to prescribe various conditions precedent to such transactions;

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth, the parties to this Agreement have agreed, and hereby agree subject to the terms and conditions hereinafter set forth, as follows:


                             ARTICLE I

                            THE MERGER

          1.1  The Merger.

          (a)  At  the  Effective  Time   of  the  Merger  (as
     defined in Section 1.2) in accordance with the provisions of Indiana law and the terms of this
     Agreement, the Company shall be merged with and into NewCo, with NewCo surviving such Merger as the surviving corporation, all as more fully provided for in the Merger Agreement which is attached hereto as Exhibit I and incorporated herein by reference. NewCo, subsequent to the Effective Time of the Merger, is sometimes referred to herein as the "Surviving Corporation."

          (b)  The    occurrence    of     the    transactions
     contemplated by Section 1.1(a) is herein called the "Closing," and the date thereof is herein sometimes called the "Closing Date."

          1.2 Effective Time of the Merger. The Merger shall not become effective until, and, subject to the terms and conditions of this Agreement, shall become effective when, the following actions shall have in all respects been completed:

          (a) the Merger Agreement shall have been approved by the shareholders of each of the Company and NewCo in accordance with the requirements of Indiana law; and

          (b)  appropriate articles of merger shall have  been
     filed  and  become  effective   in  accordance  with  the
     requirements of Indiana law.

  The date and time when the Merger shall become effective as aforesaid is herein referred to as the "Effective Time of the Merger."

          1.3  Articles of  Incorporation, By-Laws, Directors and
  Officers.

          (a) The Articles of Incorporation of NewCo, as in effect immediately prior to the Effective Time of the Merger, but as amended to change the name of NewCo to "S M & P Conduit Co., Inc.," shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time of the Merger until amended in accordance with Indiana law.

          (b) The By-Laws of NewCo, as in effect immediately prior to the Effective Time of the Merger, but as amended to reflect the change of name of NewCo shall be the By-Laws of the Surviving Corporation from and after the Effective Time of the Merger until amended or repealed in accordance with Indiana law.

          (c) Following the Effective Time of the Merger, the officers of NewCo shall be restructured to consist of James T. Morris, Chairman of the Board, Daniel S. Baker, President, J. A. Rosenfeld, Executive Vice President and Treasurer, and John Davis, Secretary, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

          (d) Following the Effective Time of the Merger, the Board of Directors of NewCo shall be restructured to consist of James T. Morris, Kenneth N. Griffin, Alan R. Kimbell, Joseph R. Broyles, J. A. Rosenfeld, and Daniel S. Baker, and each shall hold such office until his successor shall have been duly elected and qualified in accordance with the By-Laws and Articles of Incorporation of the Surviving Corporation.

          1.4   Conversion of Shares.   At the  Effective Time of
  the Merger, the Shares (as defined in Section 2.2) shall be converted on the basis and in the manner specified in the Merger Agreement.

          1.5 Non-Compete Agreements. At the Closing, the Shareholders shall each enter into Non-Compete Agreements with Resources in the form attached as Exhibit II. As consideration for his or her Non-Compete Agreement, Resources shall pay each Shareholder the following amount in cash at Closing:

          Shareholder                   Amount

          Diana L. Sosby                $1,000,000
          Patrick J. Baker              $1,000,000
          Daniel S. Baker               $1,000,000


                            ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

          The   Shareholders,   jointly  and   severally,  hereby
  represent and warrant to Resources and NewCo as follows:

          2.1   Corporate Existence of Company, Etc.

          (a) The Company is a corporation duly organized and validly existing under the laws of the State of
     Indiana, and has all requisite power and authority to own or lease and operate its properties and to carry on its business as presently conducted. The Company is duly qualified as a foreign corporation, and is in good standing, in the jurisdictions set forth on
     Schedule 2.1, and  in each other  jurisdiction where  the
     conduct of its business or the character of its properties owned or held under lease require it to be so qualified.

          (b) The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only, with respect to the Merger, to the approval of the holders of the Shares. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company subject to the effects of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effects of general principles of equity, whether applied by a court of law or equity (the "Limitations").

          2.2 Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock ("Common Stock"), of which 100 shares are issued and outstanding. All of the outstanding shares of Common Stock (referred to collectively herein as the "Shares") are owned of record and beneficially by the Shareholders in the amounts set forth on
  Schedule 2.2. All outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth below, there is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, real or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any Common Stock or of any other capital stock of the Company or any securities convertible into, or other rights to acquire, any such Common Stock or other capital stock of the Company or (ii) obligates the Company or the Shareholders to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such Common Stock, capital stock, securities or rights. The Company may be a party to one or more subscription agreements relating to the Shares now held by the Shareholders, but none of such agreements could obligate the Company to issue additional Common Stock in the future. The Company's Articles of Incorporation and Bylaws contain provisions defining the voting rights of the Common Stock. No person has any right to require the Company to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act").

          2.3 Title to Shares. Each of the Shareholders has legal and valid title to that number of the Shares set forth opposite his name in Schedule 2.2, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever ("Encumbrances").

          2.4 Capacity of the Shareholders. Each Shareholder has full legal capacity and authority to enter into this Agreement; and this Agreement has been duly executed and delivered on behalf of each Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except for the Limitations.

          2.5   Consents and  Approvals.  Except as  set forth on
  Schedule 2.5, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority, or any third party, is required in connection with the execution, delivery and performance by the Company and the Shareholders of this Agreement and the consummation by the Company and the Shareholders of the transactions contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which Resources or NewCo are required to obtain or make.

          2.6   No   Conflicts.     Except   as   set   forth  on
  Schedule 2.6, the execution, delivery and performance of this Agreement by the Company and the Shareholders and the consummation by the Company and the Shareholders of the transactions contemplated hereby will not conflict with, or constitute or result in a breach, default or violation of (with or without the giving of notice or the passage of time) any of the terms, provisions or conditions of, (i) the Articles of Incorporation or By-Laws of the Company; (ii) any law, ordinance, regulation or rule applicable to any Shareholder or the Company; (iii) any order, judgment, injunction, or other decree by which any Shareholder or the Company, or any of their respective assets or properties is bound; or (iv) any written or oral contract, agreement, or commitment to which any Shareholder or the Company is a party or by which they or any of their respective assets or properties is bound; nor will such execution, delivery and performance result in the creation of any Encumbrance upon any properties, assets or rights of the Company.

          2.7   Subsidiaries.      Except   as   set   forth   on
  Schedule 2.7, the Company does not own any equity ownership interest, directly or indirectly, in any person, corporation or other entity. There are no entities in which the Company owns at least 50% of the outstanding common stock.

          2.8   Financial Statements.

          (a) A copy of the balance sheets of the Company as of December 31, 1991 and December 31, 1992, and the statements of income and retained earnings and cash flows of the Company for the two years ended December 31, 1992, including the notes thereto (collectively the "Financial Statements"), have been supplied to Resources. The balance sheet of the Company as at December 31, 1992 fairly presents the financial position of the Company as at such date and has been prepared in accordance with generally accepted accounting principles consistently applied. Except as may be noted therein, the statements of income and retained earnings and cash flows for the years ended December 31, 1991 and 1992 fairly present the results of operations, shareholders' equity and cash flows of the

     Company in all material respects for the periods then ended and have been prepared on a basis consistent with each other. The shareholders' equity of the Company as at December 31, 1992, and determined in accordance with generally accepted accounting principles, was not less than $2,915,889.

          (b) The Company has delivered to Resources copies of its monthly financial statements for the months of January, February, March and April of 1993 (the "Monthly Financial Statements"). The Monthly Financial
     Statements were prepared by the Company in a manner consistent with the monthly financial statements for the same months of the prior year, except for salary
     accruals  to   the  Shareholders  as  noted   in  Section
     2.10(g)(ii) below.

          2.9   Liabilities.      Except   as   set    forth   on
  Schedule 2.9, as of December 31, 1992, and except for liabilities, if any, under service contracts or similar agreements not material to the Company, the Company had no debts, obligations or liabilities of whatever kind or nature, either direct or indirect, absolute or contingent, matured or unmatured, and regardless of whether they are of a type required by generally accepted accounting principles to be included in the Financial Statements, except debts, obligations and liabilities that are fully reflected in, or reserved against on, the 1992 Financial Statements. Since December 31, 1992, except as set forth on Schedule 2.9, the Company has incurred no liabilities except in the ordinary course of business.

          2.10 Absence of Certain Changes or Events. Except as set forth on Schedule 2.10 or except as otherwise specifically contemplated by this Agreement, since December 31, 1992, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company (whether covered by insurance or not) in excess of $50,000 in the aggregate;
  (b) any material adverse change in the business, operations or financial condition of the Company; (c) any entry into any transaction, commitment or agreement (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business; (d) any redemption or other acquisition by the Company of the Company's capital stock or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Company's capital stock; (e) any material increase in the rate or terms of compensation payable or to become payable by the Company to its directors, officers or employees or any increase in the rate or terms of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees; (f) any acceleration of sales (i.e., the issuance of services billings at an accelerated rate outside of the ordinary course of business), or reduction of aggregate administrative, marketing, advertising and promotional expenses other than in the ordinary course of business; (g) any sale, transfer or other disposition of any asset of the Company to any party, including any Shareholder, except for (i) payment of third-party obligations incurred in the ordinary course of business in accordance with the Company's regular payment practices, (ii) compensation to employees and officers and directors in the ordinary course of business, provided, however, that the rate of compensation paid to the Shareholders since December 31, 1992 has not exceeded an aggregate for all Shareholders of $550,000 on an annualized basis, (iii) sales or transfers for a fair consideration, and
  (iv) abandonment or disposal of assets deemed of little or no value; (h) any termination or waiver of any material rights of value to the business of the Company; or (i) any failure by the Company to pay their accounts payable or other obligations in the ordinary course of business consistent with past practice, other than items disputed by the Company in good faith. The compensation paid to Shareholders of the Company from January 1, 1990 to the present is as set forth in the letter to Resources of even date herewith.

          2.11  Title  to Properties.    Except as  set forth  on
  Schedule 2.11, the Company has good and marketable title to all of the assets and properties which it purports to own and which are reflected on the 1992 Financial Statements, free and clear of all Encumbrances, except for (a) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings,
  (b) Encumbrances and defects which individually or in the aggregate do not materially affect the business, operations or financial condition of the Company, and (c) assets and properties disposed of in the ordinary course of business since December 31, 1992.

          2.12  Trademarks,  Etc.     Except  as  set   forth  on
  Schedule 2.12, and except for the right to use the name SM&P Conduit Co., Inc., there are no trademarks, trade names, service marks, copyrights, or applications therefor which are material to the conduct of the business, operations or financial condition of the Company. The Shareholders are aware of no person that has challenged the Company's use of the name SM&P Conduit Co., Inc. or that uses or claims the right to use such name or any confusingly similar name. The Shareholders and/or the Company have previously caused to be incorporated one or more corporations having a name similar to S. M. & P. Conduit Co., Inc. (the "New Corporations"). Schedule 2.12 sets forth a complete listing of the New Corporations and a copy of the Articles of Incorporation and all other charter or organizational documents related to the New Corporations. None of the New Corporations has completed its organization, issued any shares of its capital stock, conducted any business, or incurred any liabilities. As soon as practicable after the Closing, the Shareholders shall cause each of the New

  Corporations to dissolve or to change their names to a name not confusingly similar to S. M. & P. Conduit Co., Inc., to assign to the Surviving Corporation all rights to use of the name
  S. M. & P. Conduit Co., Inc., and all derivations thereof, and to take such further actions as to the New Corporations as Resources may reasonably request to secure for the Surviving Corporation the benefits intended by this Agreement. Except for conflicts, if any, related to the Company's use of the name
  S. M. & P. Conduit Co., Inc. (it being understood that the Shareholders currently have no knowledge of any such conflicts), the conduct of the business of the Company as now conducted does not conflict with any valid patents, trademarks, trade names, service marks or copyrights of others.

          2.13 Insurance. Schedule 2.13 lists all insurance policies with respect to the properties, assets, operations and business of the Company with respect to which the Company has paid a premium within the last 13 months. The insurance policies listed on Schedule 2.13 and all other insurance policies with respect to the properties, assets, operations and business of the Company are hereinafter referred to as the "Insurance Policies". All Insurance Policies listed on
  Schedule 2.13 (except as otherwise noted on Schedule 2.13) are in full force and effect. Except as set forth on
  Schedule 2.13, there are no pending claims against the insurers under the Insurance Policies by the Company. There are no unsettled claims as to which the insurers have denied liability and with respect to which there is a reasonable likelihood of a settlement or determination adverse to the Company. There are no circumstances existing which would enable the insurers to avoid liability under the Insurance Policies in accordance with their terms. Except as set forth on Schedule 2.13, (i) to the knowledge of the Shareholders there exist no material claims under the Insurance Policies that have not been properly filed by the Company, and (ii) no insurance company has refused to renew any material insurance policy of the Company during the past 18 months.

          2.14  Company  Contracts.    Schedule 2.14   lists  the
  following (to the extent any of the following exist and excluding any item that has been fully performed or otherwise is no longer binding upon the Company) (such agreements, commitments, and written summaries of oral agreements being sometimes collectively referred to herein as the "Company Contracts") all of which have been made available to Resources for its review:

          (a) All leases of real property to which the Company is a party (whether as lessor or lessee);

          (b) All leases of vehicles, machinery or equipment to which the Company is a party (whether as lessor or lessee), with the annual rental, the termination date, and the conditions of assignment and renewal being given with respect to each lease;

          (c) All rights and all licenses, leases, and other agreements relating to rights in other tangible personal property to which the Company is a party, involving the payment by or to it of more than $25,000 in the aggregate with respect to any one agreement.

          (d) All policies of insurance and fidelity or surety bonds in force with respect to the directors, officers, properties, assets, liabilities, or operations of the Company in each case with a notation as to the status of premiums paid thereon;

          (e)  All   agreements   of  the   Company   for  the
     borrowing or lending of money;

          (f) All agreements granting any person a lien, security interest, or mortgage on any property or asset of the Company, including any factoring agreement or agreement for the assignment of receivables or inventory;

          (g) All agreements of the Company guaranteeing, indemnifying, or otherwise becoming liable for the obligations or liabilities of another other than the endorsement of negotiable instruments in the ordinary course of business;

          (h)  All  agreements   of  the   Company  with   any
     manufacturer  or  supplier,  including   agreements  with
     respect to discounts or allowances or extended payment terms;

          (i)  All  agreements   of  the   Company  with   any
     distributor, dealer, sales agent, or representative;

          (j) All agreements which restrict the Company from doing any kind of business or from doing business in any jurisdiction or from competing with any person;

          (k) All agreements of the Company for the purchase of goods, materials, supplies, machinery, capital assets or services in excess of $25,000;

          (l)  All   collective  bargaining   agreements   and
     employee pension, health and welfare and retirement benefit plans of the Company which are currently in effect;

          (m) All bonus, deferred compensation, profit sharing, pension, retirement, stock option, stock purchase, hospitalization, insurance, medical, dental, or other plans, arrangements, or practices of the Company providing employee or executive benefits;

          (n) All shareholders' agreements, proxies, voting trusts, or powers of attorney to act on behalf of the Company or in connection with its properties or business affairs other than such powers to so act as normally pertain to corporate officers;

          (o) All agreements relating to the sale of assets of the Company not yet fully performed;

          (p) All joint venture or partnership agreements of the Company with any other person;

          (q)  All   agreements   of  the   Company   for  the
     construction   or  modification   of   any  building   or
     structure or for the incurrence of any other capital expenditure;

          (r)  All advertising agreements of the Company;

          (s) All agreements of the Company giving any party the right to renegotiate or require a reduction in price or the repayment of any amount previously paid;

          (t) All agreements with utilities for the location of underground lines or conduits;

          (u) All other agreements and commitments (including employment and consulting agreements) to which the Company is a party, by which it is or may be bound, or from which it does or may derive benefit, and a description of the terms thereof, with the termination date and conditions of assignment and renewal being given in each case, except any contract or commitment
     (A) involving the payment by or to the Company of less than $25,000 in the aggregate as to such contract or commitment, or, (B) terminable by the Company without liability or expense on 60 days' notice or less, or
     (C) for the purchase or sale of merchandise or services entered into in the ordinary course of business, which will be performed by the Company in less than three months and which will not have any material adverse effect on the properties and business of the Company, or
     (D) covered by any other paragraph of this Section 2.14;

          (v)  The name  and current  rate of compensation  of
     (A) each   director  and  officer   of  the  Company  and
     (B) each other employee of or consultant to the Company is as set forth in the letter to Resources of even date herewith;

          (w) The name of each retired employee, officer, or director, if any, of the Company who is receiving or is entitled to receive any payments not covered by any employee benefit plan and his or her age, sex and current benefits; and

          (x) The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

          Except as set forth on Schedule 2.14, each of the Company Contracts is valid, binding, and enforceable in accordance with its terms for the periods (if any) stated therein, except for the effect of the Limitations; the Company has fulfilled or has taken all actions necessary to enable it to fulfill when due all of its material obligations under the Company Contracts which are material, and there is not, under any of the foregoing, any existing default or event of default or any event which, with or without the giving of notice or the passage of time, would constitute a material default under any of the Company Contracts which are material. Notwithstanding the foregoing, the Shareholders make no representation or warranty as to the absence of any limitation on enforceability, or any default or potential default that may arise as a result of any violation by the Company of any representation or commitment by it relating to the ownership of the Company. To the knowledge of the Shareholders, there are no laws, regulations, rules or decrees currently in effect or currently proposed to be in effect which adversely affect or might adversely affect the Company's rights under any of the Company Contracts in a material manner.

          2.15  Litigation.      Except    as   set   forth    on
  Schedule 2.15, there is not now pending any action, proceeding or investigation in any court or before any governmental or regulatory authority of which the Shareholders have knowledge nor, to the knowledge of the Shareholders, is any such action, proceeding or investigation threatened in writing or orally
  (a) against the Company or against any Shareholder, in connection with the conduct of the businesses of the Company,
  (b) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby, or
  (c) would render Resources or NewCo unable to exercise control over the assets of the Company. The actions or proceedings described in clauses (a), (b), and (c) are collectively referred to as "Litigation." Except as set forth on
  Schedule 2.15, the Company is not subject to any outstanding order, writ, judgment or decree. Schedule 2.15 contains a list that includes all Litigation.

          2.16  Taxes.   Except  as set  forth on  Schedule 2.16,
  (a) all federal, state, local and foreign income, franchise, excise, payroll, sales, use and property tax ("Taxes") returns required to be filed with respect to the Company and any employee benefit plan listed on Schedule 2.18 have been filed in a timely manner (taking into account all extensions of due dates); (b) such returns reflect accurately all liability for Taxes of the Company for the periods covered thereby; (c) all Taxes payable by or due from the Company relating to all periods ending on or before December 31, 1992 have been paid or accrued on the Financial Statements; (d) no election under
  Section 341(f) or Section 338(g) of the Internal Revenue Code of 1986 (the "Code") has been, or prior to the Closing Date will be, filed by or on behalf of the Company; (e) the Company has not executed any presently effective waiver or extension of any statute of limitations against assessment and collection of Taxes with respect to the Company; and (f) the proper amounts have been withheld by the Company from employees with respect to all cash compensation paid to employees for all periods in compliance in all material respects with the tax and other withholding provisions of all applicable laws. Except as set forth on Schedule 2.16, or as reflected in the Financial Statements, no deficiencies for any Taxes have been asserted in writing or assessed against the Company which remain unpaid.

          2.17  Compliance  with Laws.   Except  as set  forth on
  Schedule 2.17, the Company has complied in all material respects with all laws, statutes, rules, regulations, judgments, decrees and orders applicable to its business, and which are material.

          2.18  Employee Benefits and Agreements.

          (a) Schedule 2.18 contains a list of (i) all employment contracts between the Company and each officer or employee thereof (excluding any contract that has been fully performed and oral agreements of employment terminable at will without payment of severance or other benefits except as are available to employees generally), (ii) all collective bargaining agreements between the Company and employee representatives, and (iii) all bonus, incentive, stock option, stock purchase, phantom stock, stock appreciation rights, performance shares, and similar plans either currently maintained by the Company or, if terminated, under which employees or former employees have rights that are outstanding, and all awards and agreements under any of such plans pursuant to which any employees or former employees hold outstanding rights.

          (b) Schedule 2.18 contains a list of each employee pension benefit plan (within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is subject to the provisions of section 401 of the Code which the Company currently maintains or to which the Company contributes or is required to contribute on behalf of its employees or has any other obligation. The Company does not maintain or contribute to or have any other obligation under any defined benefit plan. With respect to each of such plans, the most recent summary plan descriptions, the most recently filed Form 5500 for each of such plans have been provided to Resources. None of such plans is a multiemployer plan as defined in section 414(f) of the Code, or section 4001(a)(3) of ERISA, nor is any such plan a plan with respect to which more than one employer makes contributions within the meaning of sections 4063 and 4064 of ERISA. With respect to each plan described above in this Section 2.18(b), except as set forth on
     Schedule  2.18:     (i) the   plan  is  qualified   under
     section 401 of the Code and the trust maintained pursuant thereto is exempt from federal income taxation under section 501 of the Code, and nothing has occurred to cause the loss of such qualification or exemption,
     (ii) all contributions required by the Code to be made to the plan for the plan year most recently ended and for all prior plan years have been made timely in accordance with the Code and ERISA, and the Company does not have a minimum funding waiver outstanding with respect to such plan, (iii) the administrators or sponsors of the plan have complied in all material respects with applicable ERISA and Code requirements, including requirements as to the filing of reports, returns, documents, and notices with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants or beneficiaries of such plan, and (iv) the Company has in all material respects discharged all duties it has to the plan under sections 404 and 405 of ERISA, and to the knowledge of Shareholders, no party whom the Company is obligated to indemnify for a breach of those provisions has committed any such breach.

          (c) Schedule 2.18 contains a list of each of the following that is currently maintained by the Company or pursuant to which it has any obligation: any unfunded deferred compensation, supplemental death, disability, medical reimbursement, employee welfare benefit plan (within the meaning of section 3(1) of ERISA) and, to the extent not included in Section 2.18(b) above, each employee pension benefit plan maintained by the Company. With respect to each such plan that is funded or required by its express terms to be funded through insurance, all premiums due and payable with respect to such insurance have been paid. With respect to each of such plans, the most recent summary plan descriptions, the most recently filed Form 5500 for each of such plans have been provided to Resources.

          (d) Schedule 2.18 lists (i) all governmental or court required plans, including, but not limited to, affirmative action plans, with respect to the Company, and (ii) all governmental or court ordered audits for compliance with applicable law that would require the continuation of any such plan or the implementation of any such plan that has not been put into effect on the date of this Agreement.

          2.19  [omitted]

          2.20 Licenses and Permits. The Company has all material governmental licenses and permits and other governmental authorizations and approvals required for the conduct of its businesses as presently conducted ("Material Permits"). Schedule 2.20 is a list of all Material Permits.

          2.21  Business  Relations.    Except  as  set  forth on
  Schedule 2.21, the Company is not required to provide any bonding or other financial security arrangements in connection with any transactions with any of its customers or suppliers. Except as set forth on Schedule 2.21, neither the Shareholders, nor to the Shareholder's knowledge (without making any inquiry) any employee of the Company, has received any information suggesting that any customer or supplier of the Company has any present intention of ceasing to do business with the Company after the consummation of the transactions contemplated hereby. For purposes of this Section 2.21, it shall be presumed that the Shareholders had no knowledge of a customer's or supplier's intent to cease business with the Company if such customer or supplier remains a customer or supplier of the Company at substantially the same level as the relationship existing prior to Closing for a period of two (2) years after Closing. The fact that any customer or supplier shall cease to do business with the Company within two (2) years after the Closing shall not create any presumption that the Shareholders had any knowledge of such customer's or supplier's intent to cease doing business with the Company.

          2.22 Interest in Competitors, Suppliers, Customers, Etc. Except as set forth on Schedule 2.22, neither any of the Shareholders nor any officer or director of the Company or any affiliate of any such officer or director has any ownership interest in (i) any competitor, supplier or customer of the Company accounting for one percent (1%) or more of the Company's purchases or sales in the most recently ended fiscal year or (ii) any property used in the operation of the business of the Company, excluding however in the case of (i) or (ii) ownership of less than 1% of any publicly held corporation.

          2.23 Accounts Receivable. All accounts receivable (including those reduced to promissory notes) reflected on the Financial Statements represent sales actually made or services actually rendered in the ordinary course of business; all accounts receivable (including those reduced to promissory notes) of the Company as of the Closing Date will represent sales actually made or services actually rendered or funds advanced in the ordinary course of business on or prior to the Closing Date. All accounts receivable shown on the December 31, 1992 balance sheet of the Company included in the Financial Statements not collected in full at the Closing Date will be collected in full within 30 days thereafter. The amount, if any, of such accounts receivable remaining uncollected upon the expiration of such 30-day period (the "Bad Debts") shall not be subject to a claim by Resources or the Surviving Corporation under Article VIII, but shall instead be applied as a deduction to the payment referred to in Section 5.11(b) hereof in the manner set forth in such Section 5.11(b).


          2.24 Employee Relations. No union organizational campaign with respect to the Company is in process or, to the knowledge of the Shareholders, threatened. The Company has not incurred any general work stoppages, general labor disputes, or union strikes in the past three (3) years, nor have any been threatened. Schedule 2.24 sets forth a summary of all material grievances asserted in writing that are (i) currently pending or (ii) settled since June 1, 1992.

          2.25  Environmental Matters.

          (a) Except as set forth on Schedule 2.25, the Company has obtained all material permits, licenses, and other authorizations which are required with respect to the operation of the businesses of the Company under federal, state, and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes ("Environmental Laws").

          (b) Except as set forth on Schedule 2.25, the Company is in compliance in all material respects with
     the  terms  and  conditions   of  the  required  permits,
     licenses, and authorizations and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in the Environmental Laws or contained in any regulation, or code, or any judgment, decree, order or injunction, promulgated, issued, or entered by or against the Company or with respect to any of its properties thereunder and the Company has not received any notice or demand letter with respect thereto.

          (c) Except as set forth on Schedule 2.25, there is not pending any action, suit, investigation, or other proceeding or, to the knowledge of Shareholders, threatened against the Company relating to the Environmental Laws or any regulation, code, plan, judgment, decree, order, injunction, notice, or demand letter promulgated, issued, or entered by or against the Company thereunder.

          (d) Except as set forth on Schedule 2.25, no event, condition, activity, practice, ownership or lease of real property or other action or inaction of the Company has or is reasonably likely to: (i) prevent compliance by the Company with the Environmental Laws or with any regulation, code, judgment, decree, order or injunction promulgated, issued, or entered by or against the Company thereunder in any manner which could have a material adverse effect on the business, assets, financial condition, or results of operations of the Company; (ii) give rise to any material liability of the Company, including without limitation, liability under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorizations Act of 1986, or similar state or local laws; or (iii) result in any material claim, action, proceeding, or notice of violation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment of any pollutant, contaminant, chemical, or industrial, toxic, or hazardous substance or waste.

          2.26  No  Brokers.    Neither   the  Company  nor   any
  Shareholder has  engaged or  employed any  broker or  finder in
  connection  with   the   transactions  contemplated   by   this
  Agreement.

          2.27 Vehicles. Schedule 2.27 sets forth a list of all vehicles currently owned or leased by the Company.

          2.28 Non-Disposition of Resources Shares. There is no plan or intention by the Shareholders to sell, exchange, or otherwise dispose of (except testamentary transfer) any of the common or preferred stock of Resources received in the Merger (the "Resources Shares"); the Shareholders are acquiring the Resources Shares for investment and not with a view toward distribution; and the Shareholders will not sell, exchange or otherwise dispose of (except testamentary transfer) any of the Resources Shares, whether received in the Merger or by testamentary transfer from another Shareholder, for at least a two-year period following the Merger, except with the prior written consent of Resources.

          2.29  Non-Redemption of Company Stock.   There has been
  no redemption by the Company of Common Stock prior to and in contemplation of the Merger.

          2.30  No  Spin-Off.  There has been  no spin-off of any
  portion  of the  Company's business  or  any sale,  exchange or
  other   disposition  of   any  of   the  Company's   assets  in
  contemplation of the Merger.

          2.31  [omitted].

          2.32 Distributions by the Company. There have been no distributions by the Company to any of the Shareholders in contemplation of the Merger other than normal and ordinary dividend distributions, if any.

          2.33 Liabilities of the Company. The liabilities of the Company to be assumed by NewCo (including the Shareholder Debt, as defined in Section 4.6 hereof) and the liabilities to which Company assets are subject are valid debts of the Company.

          2.34  Bankruptcy.    The  Company  is  not  under   the
  jurisdiction of a court in a Chapter 11 Bankruptcy Proceeding or similar case.

          2.35 Insolvency. The fair market value of the assets of the Company to be transferred to NewCo exceeds the sum of all of the liabilities of the Company to be assumed by NewCo plus the amount of all liabilities to which the transferred assets are subject as of the effective date of the Merger.

          2.36 Company's Assets. NewCo will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately before the Merger. For this purpose, Company assets used to pay expenses incurred by the Company, if any, in connection with the transactions contemplated by this Agreement are included as assets held by the Company immediately before the Merger and not acquired by NewCo. No redemptions or dividend distributions to Shareholders have been made by the Company in contemplation of the Merger.

          2.37 S Election. The Company is and will be an "S Corporation" within the meaning of section 1361(a) of the Code for the period from January 1, 1993, through the day immediately preceding the Closing Date (the "Short Year").

                            ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF RESOURCES

          Resources  hereby   represents  and  warrants   to  the
  Shareholders as follows:

          3.1 Organization. Resources and NewCo are each corporations duly organized and validly existing under the laws of the State of Indiana, and each has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

          3.2 Corporate Power and Authority, Etc. The execution, delivery and performance by Resources and NewCo of this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Resources and NewCo. This Agreement has been duly and validly executed and delivered by Resources and NewCo and constitutes the valid and binding obligation of each. The Resources Shares to be delivered to the Shareholders at the Closing will be duly authorized, validly issued and fully paid and nonassessable, and free and clear of all Encumbrances except for (i) those created by the Shareholders, (ii) those created pursuant to this Agreement and the agreements contemplated hereby and (iii) those imposed by securities or similar laws.

          3.3 No Conflicts. The execution, delivery and performance by Resources and NewCo of this Agreement and the consummation by Resources and NewCo of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation applicable to Resources or NewCo, (ii) violate any order, judgment injunction or decree by which Resources or NewCo or any of their respective assets or properties is bound or (iii) conflict with, or result in a breach or default under, any term or condition of the respective Articles of Incorporation or By-Laws of Resources or NewCo or any agreement, contract or commitment or other instrument to which Resources or NewCo or any of its subsidiaries is a party or by which any of them may be bound; except for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impede the consummation of the transactions contemplated hereby.

          3.4 Consents. Except as set forth on Schedule 3.4, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority, or any third party, is required in connection with the execution, delivery and performance by Resources or NewCo of this Agreement or the consummation by Resources or NewCo of the transactions contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which the Company or the Shareholders are required to obtain or make.

          3.5 Resources' SEC Reports. Resources has delivered to the Shareholders (i) Resources' Annual Report on Form 10-K for the year ended December 31, 1992, and (ii) Resources' Quarterly Report on Form 10-Q for the period ended March 31,

  1993, each in the form (including exhibits) filed with the Securities and Exchange Commission (collectively, "Resources' SEC Reports"). As of their respective dates, except as otherwise heretofore disclosed to the Shareholders in writing, Resources' SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into Resources' SEC Reports (including the related notes and schedules) fairly presented the consolidated financial position of Resources and its subsidiaries as of its date and each of the consolidated statements of income, of shareholders' equity and of cash flows included in or incorporated by reference into Resources' SEC Reports (including any related notes and schedules) fairly presented the results of operations, shareholders' equity and cash flows, of Resources and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Resources has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve (12) months and has been subject to such filing requirements for the past ninety (90) days.

          3.6   No  Brokers.   Neither  Resources  nor NewCo  has
  engaged or employed any broker or finder in connection with the transactions contemplated by this Agreement.

          3.7  Articles of  Incorporation and By-Laws.  Resources
  has  previously   furnished  the  Shareholders  with  true  and
  complete copies of Resources Restated Articles of Incorporation and By-Laws as in effect on the date hereof.


                            ARTICLE IV

           COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

          The   Shareholders,  jointly  and  severally,  and  the
  Company hereby covenant to and agree with Resources as follows:

          4.1   Conduct of Business.   Except as may be otherwise
  specifically contemplated by this Agreement or except as Resources may otherwise consent to in writing between the date hereof and the Closing Date:

          (a) The Shareholders will cause the Company to and the Company will (i) operate its businesses only in the ordinary course; (ii) use its best efforts to preserve its business organization intact; (iii) maintain its properties, machinery and equipment in as good a state of operating condition and repair as they were in on the date of this Agreement, except for maintenance required by reason of fire, flood or other acts of God (except that any insurance proceeds paid by reason of any such casualty after the date hereof shall be applied towards such maintenance); (iv) continue all of the Insurance Policies (or comparable insurance) in full force and effect; (v) use its best efforts to keep available until the Closing Date the services of its present officers and key employees; (vi) pay its accounts payable and all other obligations in the ordinary course of business; and (vii) use its best efforts to preserve its relationships with its lenders, suppliers, customers, licensors and licensees and others having material business dealings with it such that the business will not be impaired; and

          (b) The Shareholders will cause the Company not to and the Company will not (i) make any change in its
     Articles of Incorporation or By-Laws; (ii) make any change in its issued or outstanding capital stock, or issue any warrant, option or other right to purchase shares of its capital stock or any security convertible into shares of its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock, or declare any dividends or make any other distribution in respect of its capital stock; (iii) voluntarily incur or assume, whether directly or by way of guarantee or otherwise, any material obligation or liability, except obligations and liabilities incurred in the ordinary course of business; (iv) mortgage, pledge or encumber any material part of its properties or assets, tangible or intangible; (v) sell or transfer any material part of its assets, property or rights, or cancel any material claims against others; (vi) amend or terminate any Company Contract or any Material Permit to which it is a party, except in the ordinary course of business pursuant to the terms of such agreement; (vii) make any material change in any plan set forth on Schedule 2.18, except as required by law and except for changes made in the ordinary course of business in accordance with the Company's customary practices (including normal increases in compensation and benefits to persons other than the Shareholders consistent with past practice after normal periodic performance reviews); (viii) make any changes in the accounting methods, principles or practices employed by it, except as required by generally accepted accounting principles; (ix) make any capital expenditure or enter into any commitment therefor; (x) incur any debt or make any borrowings, or enter into any commitment therefor; or (xi) enter into any other agreement, course of action or transaction material to the Company except in the ordinary course of business.

          4.2 Undertakings. The Shareholders and the Company will use their reasonable efforts, and will cooperate with Resources to secure any necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, and to obtain the satisfaction of the conditions specified in Articles VI and VII, as shall be required in order to enable the parties to effect the transactions contemplated hereby in accordance with the terms and conditions hereof.

          4.3   Access.   The Shareholders  and the Company shall
  (i) provide Resources with such information as Resources may from time to time reasonably request with respect to the Company and the transactions contemplated by this Agreement,
  (ii) provide Resources and its officers, accountants, counsel and other authorized representatives reasonable access during regular business hours and upon reasonable notice to the properties, books, and records of the Company, or as Resources may otherwise from time to time reasonably request, and
  (iii) permit Resources to make such inspections thereof as Resources may reasonably request.

          4.4   Confidentiality.

          (a) Unless and until the Closing is consummated, the Shareholders and the Company, as the case may be (the "Recipient"), will keep confidential any information which has been furnished to it by or on behalf of Resources (the "Provider"), in connection with the transactions contemplated by this Agreement ("Confidential Information"), and shall use the Confidential Information solely in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, the Recipient will return all Confidential Information to the Provider and either destroy any writings prepared by or on behalf of the Recipient based on Confidential Information or deliver such writings to the Provider. Confidential Information does not include information which (i) is or becomes (but only when it becomes) generally available to the public other than as a result of disclosure in violation of this Section 4.4, or (ii) is or becomes (but only when it becomes) available to the Recipient on a non-confidential basis from a source other than the Provider, or any of its agents or advisors or employees, provided that such source is not bound by a confidentiality agreement with the Provider in respect thereof.

          (b) The Recipient may disclose Confidential Information to any of its directors, officers, employees, agents, and advisors. In any event, the Recipient will be responsible for damages incurred by the Provider arising from any breach of this Section 4.4 by any person or entity to whom Confidential Information shall have been furnished. The Recipient may disclose Confidential Information if required by legal process or by operation of applicable law (but only to the extent so required and only after reasonable written notice to Provider, unless the giving of such notice would violate applicable law).

          4.5 Exclusivity. Resources shall have the exclusive right through the close of business on July 31, 1993 (or such later date as the term of this Agreement may be extended by the parties hereto in writing), to consummate the transactions contemplated herein, and during such exclusive period, neither the Shareholders, the Company nor any of their authorized representatives will solicit or accept any other offer to purchase any of the capital stock or all or any significant part of the assets of the Company or any similar transaction nor hold discussions or negotiations with, or provide any information to, any other individual or corporation, partnership or other entity concerning such purchase (other than such discussions which are in furtherance of the transactions contemplated herein).

          4.6 Shareholder Debt. Immediately after the Effective Time of the Merger, the Surviving Corporation shall repay certain indebtedness of the Company to the Shareholders up to an amount, which when combined with all other indebtedness  of the  Company  paid to  the Shareholders  since
  December 31, 1992, does not exceed the aggregate sum of $1,304,766 plus unpaid interest (the "Shareholder Debt"). All other indebtedness of the Company to the Shareholders in excess thereof, if any (including any represented by notes payable to Shareholders), will be deemed to have been a contribution to the capital of the Company immediately prior to the Effective Time of the Merger. On the Closing Date, all indebtedness of the Shareholders to the Company will be paid in full, either by delivery to NewCo of a check therefor or by offset against any payments due Shareholders at Closing.

          4.7 Investment Covenants. Each Shareholder acknowledges and agrees that the Resources Shares being acquired have not been registered under the Securities Act or any state securities laws; such Resources Shares are being acquired for investment and not with a view to any distribution; such Resources Shares may be sold only upon compliance with the registration requirements of the Securities Act and applicable state securities laws or, in the case of Resources' Common Shares, after satisfying a two-year holding period, in compliance with the limitations of Rule 144 promulgated under the Securities Act; and such Shareholder has been provided with or has had access to such information regarding Resources as such Shareholder deemed necessary or appropriate to make an informed investment decision regarding the Resources Shares.

          4.8   Legend  on Resources  Shares.   The  Shareholders
  acknowledge and agree that each certificate representing the Resources Shares shall be stamped or otherwise imprinted on its face with a legend in the following form:

          "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The Shares have been acquired for investment and may not be sold, transferred or otherwise disposed of except in compliance with such Act."

          4.9 Shareholder Approval of Merger. The Shareholders shall cause the Company promptly to call a meeting of the Shareholders to approve the Merger Agreement and the Merger contemplated by this Agreement and the Shareholders agree to vote in favor of such Merger Agreement and Merger and not to exercise any dissenters' rights in connection with the Merger.

          4.10 Non-Compete Agreements. At the Closing, each of the Shareholders shall execute and deliver to Resources a Non-
  Compete Agreement in the form attached as Exhibit II.

          4.11 Final "S Corporation" Income Tax Returns. The Shareholders shall cause to be prepared and shall file in a timely manner (taking into account any extensions of due dates) the Company's federal and state income tax returns for the Short Year and shall promptly thereafter furnish to Resources a copy of each Shareholder's related Form K-1 Shareholder's Share of Income, Credits, Deductions, Etc. (each, a "Form K-1").


                             ARTICLE V

                      COVENANTS OF RESOURCES

          Resources hereby covenants and agrees with the Company and the Shareholders as follows:

          5.1 Undertakings. Resources will use its reasonable efforts and will cooperate with the Company and the Shareholders to secure any necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties and to obtain the satisfaction of the conditions specified in Articles VI and VII, as shall be required in order to enable the parties to effect the transactions contemplated hereby in accordance with the terms and conditions hereof.

          5.2  Confidentiality.

          (a) Unless and until the Closing is consummated, Resources (the "Recipient"), will keep confidential any information which has been furnished to it by or on behalf of the Shareholders or the Company, as the case may be (the "Provider"), in connection with the transactions contemplated by this Agreement ("Confidential Information"), and shall use the Confidential Information solely in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, the Recipient will return all Confidential Information to the Provider and either destroy any writings prepared by or on behalf of the Recipient based on Confidential Information or deliver such writings to the Provider. Confidential Information does not include information which (i) is or becomes (but only when it becomes) generally available to the public other than as a result of disclosure in violation of this Section 5.2, or (ii) is or becomes (but only when it becomes) available to the Recipient on a non-confidential basis from a source other than the Provider, or any of its agents or advisors or employees, provided that such source is not bound by a confidentiality agreement with the Provider in respect thereof.

          (b) The Recipient may disclose Confidential Information to any of its directors, officers, employees, agents, and advisors. In any event, the Recipient will be responsible for damages incurred by the Provider arising from any breach of this Section 5.2 by any person or entity to whom Confidential Information shall have been furnished. The Recipient may disclose Confidential Information if required by legal process or by operation of applicable law (but only to the extent so required and only after reasonable written notice to the Provider, unless the giving of such notice would violate applicable law).

          5.3  Tax Covenants.

          (a) Prior to the Merger, Resources shall own all of the outstanding capital stock of NewCo.

          (b) NewCo has no plan or intention to issue additional shares of its stock following the Merger that would result in Resources owning (i) less than eighty percent (80%) of the total combined voting power of all classes of NewCo stock entitled to vote or (ii) less than eighty percent (80%) of the total number of shares of all other classes of NewCo stock.

          (c) Resources has no plan or intention to redeem or otherwise reacquire any of its voting common stock to be issued in the Merger.

          (d) Resources has no plan or intention to redeem or otherwise reacquire any of its preferred stock to be issued in the Merger prior to July 13, 1998.

          (e) Resources has no plan or intention to liquidate NewCo, to merge NewCo with and into another corporation, to sell or otherwise dispose of its NewCo stock, or to cause NewCo to sell or otherwise dispose of any assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or a transfer by NewCo of part or all of the assets acquired in the Merger to a corporation controlled by NewCo. For this purpose, NewCo would be in control of another corporation if NewCo owns stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of that corporation.

          (f)  Following  the   Merger,  Resources   presently
     intends that NewCo will continue the historic business of the Company or use a significant portion of the Company's historic assets in a business.

          (g)  There  is  no   intercorporate  debt   existing
     between Resources and the Company or between NewCo and the Company that was issued, acquired, settled or will be settled at a discount.

          (h) Neither Resources nor NewCo are investment companies within the meaning of Sec. 368(a)(2)(F)(iii) and
     (iv) of the Code.

          5.4 Non-Compete Agreement. At the Closing, Resources shall execute and deliver the Non-Compete Agreements in the form attached as Exhibit II and pay to the Shareholders the consideration provided for in Section 1.5 above.

          5.5   Repayment  of Shareholder  Debt. At  the Closing,
  NewCo  shall  have sufficient  funds  to  permit the  Surviving
  Corporation to repay the Shareholder Debt.

          5.6 Rule 144. Resource agrees that for a period of five (5) years following the Closing (or for such shorter period as the Shareholders hold any Resources Shares acquired in the Merger) that it will use its reasonable efforts to timely file any reports and other filings required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the Securities and Exchange Commission (the "SEC") thereunder

  (or if Resources is not required to file such reports and filings, it will upon the request of any Shareholder make publicly available other information so long as it is necessary to permit sales under Rule 144 under the Securities Act) and it will take such further actions as a Shareholder may reasonably request, all to the extent required from time to time to enable a Shareholder to sell within the limitations of the exemptions provided by (i) Rule 144 under Securities Act as such rule may be amended from time to time, or (ii) any similar rule or regulation thereafter adopted by the SEC. Resources shall have no liability for breach of this Section 5.6 provided that the Shareholders are not denied the practical benefits of Rule 144 (or any similar rule) for a period in excess of six (6) consecutive months and that, during such period, Resources is using its reasonable efforts to comply with this Section 5.6.

          5.7 Access to Records. Following the Closing, Resources shall permit the Shareholders reasonable access to such records of the Company relating to the operations of the Company prior to the Closing as the Shareholders may reasonably request for purposes of responding to tax audits, litigation or similar situations where the Shareholders have a reasonable need for access to such records. The Shareholders will take reasonable steps to protect the confidentiality of records of the Company made available to them.

          5.8 Release of Claims. At the Closing, Resources shall cause the Surviving Corporation to release the Shareholders from any liability they may have to the Surviving Corporation on account of any acts or omissions of the Shareholders prior to the Closing; provided, however, that such release shall not release the Shareholders from any liability they may have for breach of this Agreement or any agreement contemplated hereby, or from any obligation they may have to indemnify Resources or the Surviving Corporation pursuant to the terms of this Agreement or any agreement contemplated hereby.

          5.9 Personal Guarantees. Resources shall use its reasonable efforts to cause the Shareholders to be released from any obligations they may have pursuant to personal guarantees of indebtedness of the Company, and shall indemnify and hold harmless the Shareholders from and against any liability pursuant to such personal guarantees, provided that such indebtedness is fully reflected in the Financial Statements or otherwise disclosed in writing to Resources prior to the Closing Date.

          5.10 Amendment Creating Preferred Stock. Prior to the Closing Date, Resources shall amend its Restated Articles of Incorporation to create the Series B Convertible Redeemable Preferred Stock containing terms substantially identical to those attached as Exhibit VII.

          5.11   Certain Post-Closing Matters.   Resources agrees
  that:

          (a) Promptly after the expiration of the 30-day period referred to in Section 2.23 hereof, it shall cause the Surviving Corporation to assign to the Shareholders all of the Surviving Corporation's rights in and to the Bad Debts, if any, and shall cease all collection efforts with respect thereto.

          (b) Within 10 business days after the Shareholders shall have delivered to Resources copies of the Forms K-1 pursuant to Section 4.11 hereof, it shall cause the Surviving Corporation to pay to each Shareholder an amount equal to (i) five percent (5%) of the excess of the items of income over the items of loss and deduction reflected on that Shareholder's Form K-1 for the
     Company's Short Year, minus (ii) one-third (1/3) the aggregate amount of the Bad Debts, if any (net of one-third (1/3) of any amount of the Bad Debts collected by the Surviving Corporation without any efforts on its part after the date of the assignment referred to in (a) above and prior to the date of the payment provided for herein).


                            ARTICLE VI

         CONDITIONS TO RESOURCES' AND NEWCO'S OBLIGATIONS

          The obligations of Resources and NewCo to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Resources and NewCo may waive:

          6.1 Representations, Warranties, and Covenants of Shareholders and Company. The Shareholders and the Company shall have complied in all material respects with all of their agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all the representations and warranties of the Shareholders contained herein shall be true on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Resources shall have received a certificate executed by each of the Shareholders, and dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this
  Section 6.1, if such be the case or specifying which conditions have not been satisfied.

          6.2  Further   Action.       All   action    (including
  notifications and filings) that shall be required to be taken by the Shareholders or the Company in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals, authorizations and exemptions from third parties that shall be required by the Shareholders or the Company in order to enable the Shareholders and the Company to consummate the transactions contemplated hereby shall have been duly obtained, and, as of the Closing Date, the transactions contemplated hereby shall not violate any applicable law or governmental regulation which is material.

          6.3 No Governmental or Other Proceeding. No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened as of the Closing Date.

          6.4 Opinion of Shareholders' Counsel. Resources shall have received an opinion of the Shareholders' counsel, dated the Closing Date, in substantially the form attached as
  Exhibit III.

          6.5 Employment Agreement. Daniel S. Baker shall have executed an Employment Agreement in the form attached hereto as
  Exhibit IV.

          6.6  Non-Compete Agreements.   Each of the Shareholders
  shall have executed a Non-Compete Agreement in the form attached hereto as Exhibit II.

          6.7 No Material Adverse Change. Since December 31, 1992, there shall have been no material adverse change in the business, prospects, properties, assets, or financial condition of the Company, other than those specifically permitted or contemplated by this Agreement or disclosed in this Agreement or the Schedules hereto.

          6.8 Escrow. The Shareholders, Resources and National City Bank, Indiana, as escrow agent (the "Escrow Agent") shall have entered into an Escrow Agreement in the form of Exhibit V attached hereto, pursuant to which each of the Shareholders shall deposit with the Escrow Agent 59,498 of the Common Shares and 5,018 of the Preferred Stock of Resources issued to such Shareholder in the Merger, to secure the indemnification obligations of the Shareholders under Article VIII of this Agreement and the obligations of the Shareholders under the Non-Compete Agreements referred to in Section 6.6.

                            ARTICLE VII

              CONDITIONS TO SHAREHOLDERS' OBLIGATIONS

          The obligations of the Company and the Shareholders to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as the Company and the Shareholders may waive:

          7.1 Representations, Warranties, and Covenants of Resources. Resources shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all of the representations and warranties of Resources contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. The Shareholders shall have received a certificate of Resources, dated as of the Closing Date and signed by the chief financial officer of Resources, certifying as to the fulfillment of the conditions set forth in this Section 7.1, if such be the case, or specifying which conditions have not been satisfied.

          7.2  Further   Action.       All   action    (including
  notifications and filings) that shall be required to be taken by Resources in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals, authorizations and exemptions from third parties that shall be requested in order to enable Resources to consummate the transactions contemplated hereby shall have been duly obtained, and, as of the Closing Date, the transactions contemplated hereby shall not violate any applicable law or governmental regulation.

          7.3 No Governmental or Other Proceeding. No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened in writing as of the Closing Date.


          7.4 Opinion of Resources' Counsel. The Shareholders shall have received an opinion of counsel to Resources, dated the Closing Date, substantially in the form attached as
  Exhibit VI.

                           ARTICLE VIII

                   SURVIVAL AND INDEMNIFICATION

          8.1 Survival. The representations, warranties and covenants contained herein, or in any instrument or certificate delivered pursuant hereto, shall survive Closing for a period of thirty-six (36) months, except that (a) the covenant of Resources contained in Section 5.6 shall survive for a period of five (5) years and (b) all representations, warranties and covenants contained herein, or in any instrument or certificate delivered pursuant hereto with respect to Taxes and those contained in Sections 2.3, 2.25 and 3.2 shall survive for the applicable statute of limitations period. A claim for indemnification by a party against the other under Section 8.2, or any other claim of any nature under or pursuant to any other provision of this Agreement, or in any instrument or certificate delivered pursuant hereto, must be asserted in writing and in accordance with Section 8.4 prior to the expiration of the applicable time period referenced above. If written notice of a claim is given in accordance with
  Section 8.4 prior to the expiration of the applicable time period referenced above, then the representation, warranty or covenant applicable to such claim shall survive until, but only for purposes of, resolution of such claim, provided that no suit or action connected with or relating to this Agreement or the transactions contemplated herein, and no defense, counterclaim or set-off based upon any alleged breach of this Agreement, may be first instituted or made more than six (6) months after expiration of the applicable time period referenced above.

          8.2  Indemnification.   Subject  to the  provisions  of
  Section 8.1, from and after the Closing, the Shareholders, jointly and severally, on the one hand, and Resources and the Surviving Corporation, on the other hand, shall indemnify and hold harmless the other (the party seeking indemnification or asserting a claim being referred to as the "Indemnified Party") from and against any and all claims, losses, liabilities and damages, including, without limitation, amounts paid in settlement, interest, penalties, reasonable costs of investigation and reasonable fees and disbursements of counsel, accountants and experts, arising out of or resulting from the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto, by the party against whom indemnification or relief is sought (the "Indemnifying Party").

          8.3 Certain Tax Matters. In the event of any claim for indemnification relating to Taxes attributable to the period January 1, 1993 to the Closing Date, the Shareholders' obligation to indemnify Resources shall be limited to any interest, penalty, cost of investigation or defense or similar expense, and shall not extend to the amount that the Company would have paid had the tax been paid when due.

          8.4  Notice of  Claims.   The  Indemnified Party  shall
  notify the Indemnifying Party in writing of any claim, specifying in reasonable detail the basis of such claim, the facts pertaining thereto and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. No party shall have any liability hereunder and the other party may not assert as a defense, counterclaim or set-off any claim unless the notice required by this Section is given within six
  (6) months after discovery of the grounds for the claim. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter all information and documentation necessary to support and verify the claim asserted and the Indemnifying Party shall be given reasonable access to all books and records in the possession or control of the Indemnified Party or any of its affiliates which the Indemnifying Party reasonably determines to be related to such claim.

          8.5 Defense. If the facts giving rise to a right to indemnification arise out of the claim of any third party, or if there is any claim against a third party, the Indemnifying Party may assume the defense or the prosecution thereof, including the employment of counsel, at its cost and expense. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnified Party shall be at its expense. The Indemnifying Party shall not be liable for any settlement of any such claim effected without its prior written consent which consent shall not be unreasonably withheld. Whether or not the Indemnifying Party does choose to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend at such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party shall be subrogated to all rights and remedies of the Indemnified Party to the extent of any indemnifications provided hereunder.

          8.6 Limitations on Indemnity Obligations. Except for indemnification or claims relating to Taxes, the Shareholders shall have no obligation to indemnify Resources pursuant to
  Section 8.2 for any claims for indemnification or to respond in damages for any other claim under or pursuant to any provision of this Agreement or any instrument or certificate delivered pursuant hereto, however denominated, except to the extent that the aggregate dollar amount of all unpaid claims exceeds $100,000, it being understood that the Shareholders shall not be liable for the first $100,000 of claims.

          8.7 Special Agreement Regarding Schedules. The parties to this Agreement have reviewed the Schedules hereto and the effect that disclosures in the Schedules would otherwise have upon the representations and warranties contained in Article II and the indemnification obligations of the Shareholders pursuant to Article VIII. Subject to the limitations of Sections 8.1, 8.4, 8.5 and 8.6, the parties have agreed that the risk of loss associated with certain potential liabilities or other adverse consequences identified on the Schedules ("Potential Liabilities") should be borne by the Shareholders, and the disclosure of such Potential Liabilities in the Schedules should not serve to limit the representations and warranties of the Shareholders or their indemnification obligations to Resources (it being understood that Sections 8.1, 8.4, 8.5 and 8.6 would nonetheless apply to any claim for indemnification on account of any Potential Liabilities). Accordingly, notwithstanding any other provision of this Agreement to the contrary, the parties agree that for purposes of the representations and warranties contained in
  Article II and the indemnification obligations of the Shareholders contained in Article VIII, the following shall apply:

          (a)  The  representation  and warranty  contained in
     Section 2.1 shall be applied as if Schedule 2.1 did not identify the fact that the Company is not yet qualified to do business in the states of Kansas and Oklahoma.

          (b) The representations and warranties contained in Sections 2.9, 2.15, 2.16, 2.17, and 2.25 shall be applied as if the corresponding Schedules disclosed nothing, except that in the case of Schedules 2.9, 2.15 and 2.17, Resources shall not be entitled to indemnification against any loss arising from the matters listed on such Schedule to the extent that (and only to the extent that) such loss is covered by insurance.

          (c)  The  representation  and warranty  contained in
     Section 2.13  shall apply as  if Schedule  2.13 disclosed
     nothing  other  than  the   identity  of  the   insurance
     policies maintained by the Company and item 10.

          (d)   The representation and  warranty contained  in
     Section 2.14 shall apply as if Schedule 2.14 identified nothing other than the existence of contracts or agreements of the Company and the items referred to in
     Schedule 2.5.

          (e)  The  representation  and warranty  contained in
     Section 2.18 shall apply as if Schedule 2.18 did not disclose the failure to file outstanding tax returns.

          (f)  The  representation  and warranty  contained in
     Section 2.24 shall apply as if Schedule 2.24 disclosed nothing except (i) union attempts to organize, and
     (ii) that for purposes of Section 2.24 a "grievance" shall mean a complaint filed by employees pursuant to federal and/or state law, including EEOC charges, unemployment compensation claims, workers compensation claims, claims of unfair labor practices and similar matters.

          The disclosure of any matter on any Schedule shall relate solely to the representation and warranty to which the Schedule relates, and shall not qualify or otherwise affect any other representation or warranty (it is understood, however, that any Schedule may refer to or incorporate information by reference from another Schedule, in which case the appropriate information from the cross-referenced Schedule shall be deemed to be a part of the first Schedule).


                            ARTICLE IX

                   TERMINATION PRIOR TO CLOSING

          9.1  Termination of Agreement.   This Agreement  may be
  terminated at any time prior to the Closing:

          (a) By the mutual written consent of Resources and the Shareholders;

          (b)  By Resources or the  Shareholders in writing if
     the  Closing  shall  not  have   occurred  on  or  before
     July 31, 1993, or such other date to which the Agreement has been extended by agreement of the parties; or

          (c)  By  either  the   Shareholders  or   Resources,
     against the other, if the other shall (i) fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing
     Date, or (ii) materially breach any of its representations, warranties, covenants or agreements contained herein, which failure or breach is not cured within five (5) days after the party seeking to terminate has notified the other party in writing of its intent to terminate this Agreement pursuant to this clause.

          9.2 Termination of Obligations. Termination of this Agreement pursuant to this Article IX shall terminate all obligations of the parties hereunder, except for the obligations under Sections 4.4, 5.2 and 10.6; provided, however, that termination pursuant to clause (b) or (c) of
  Section 9.1 shall not relieve the defaulting or breaching party from any liability to the other party hereto resulting from its willful breach of this Agreement.


                             ARTICLE X

                           MISCELLANEOUS

          10.1 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof. This agreement supersedes and replaces any and all prior agreements, understandings and representations, written and oral, if any, including without limitation the contents of that certain "Confidential Business Memorandum" for Company. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

          10.2 Successor and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and he binding upon the respective successor of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party hereto. If this Agreement is assigned with such consent, the terms and conditions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns; provided, however, that no assignment of this Agreement or any of the rights or obligations hereof shall relieve any party of its obligations under this Agreement.

          10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          10.4   Headings.   The  headings  of the  Sections  and
  paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          10.5 No Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking any action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under the Agreement will not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

          10.6 Expenses. The Shareholders and Resources shall each pay all costs and expenses incurred by them or it or on their or its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel. All expenses incurred by the Company shall be reimbursed by the Shareholders.

          10.7 Notices. Any notice, request, instruction or other document (each, a "notice") to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid:

     If to Company to:

          S. M. & P. Conduit Co., Inc.
          518 Herriman Ct.
          Noblesville, Indiana 46060

     If to the Shareholders to:

          Diana L. Sosbey
          8596 Twin Point Circle
          Indianapolis, Indiana 46236

          Patrick J. Baker
          1913 West 116th Street
          Carmel, Indiana 46032

          Daniel S. Baker
          7285 Waterview Pt.
          Noblesville, Indiana 46060

     with a copy to:

          Curtis Miller, C.P.A.
          Katz, Sapper & Miller
          Suite 800
          11711 North Meridian Street
          Carmel, Indiana 46032

     and with a copy to:

          Marvin Mitchell, Esq.
          Mitchell, Hurst, Jacobs & Dick
          152 East Washington Street
          Indianapolis, Indiana 46204-3615

     If to Resources to:

          IWC Resources Corporation
          1200 Waterway Boulevard
          Indianapolis, Indiana  46202
          Attention:  J.A. Rosenfeld

     with a copy to:

          Baker & Daniels
          300 North Meridian Street
          Suite 2700
          Indianapolis, Indiana  46204
          Attention:  Randy D. Loser, Esq.

          10.8 Further Assurances. From and after the Closing Date, each party, at the request of the other party and at the requesting party's expense, will each take all such action and deliver all such documents as shall be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement and to permit the parties to enjoy the benefits contemplated by this Agreement.

          10.9 Governing Law. The validity, performance and enforcement of this Agreement and any agreement entered into pursuant hereto, unless expressly provided to the contrary, will be governed by the laws of Indiana, without giving effect to the principles of conflicts of law thereof.

          10.10 Consent to Jurisdiction. Each of Resources and the Shareholders consents and submits to jurisdiction and venue in any court setting in Marion County, Indiana, for all purposes of this Agreement and any ancillary document to which it is a party, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason hereof and thereof.

          10.11 Specific Performance. Resources on the one hand, and the Shareholders and the Company, on the other hand, acknowledge that the other will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation by it of any of its covenants or agreements which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of such covenants and agreements, the Shareholders or Resources, as the case may be, shall have the right to obtain injunctive relief to restrain any breach or threatened breach of, or otherwise to obtain specific performance of, the other's covenants or agreements contained in this Agreement.

          IN WITNESS WHEREOF each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

                              S. M. & P. CONDUIT CO., INC.


                              By /s/Diana L. Sosbey
                                 Name:  Diana L. Sosbey
                                 Title: President


                              IWC RESOURCES CORPORATION


                              By /s/J.A. Rosenfeld
                                 Name: J.A. Rosenfeld
                                 Title: Senior Vice President


                              RESOURCES ACQUISITION CORP.


                              By /s/J.A. Rosenfeld
                                 Name: J.A. Rosenfeld
                                 Title: President


                              DIANA L. SOSBEY


                              /s/Diana L. Sosbey



                              PATRICK J. BAKER


                              /s/Patrick J. Baker



                              DANIEL S. BAKER


                              /s/Daniel S. Baker

                             EXHIBIT I


                         MERGER AGREEMENT


          THIS MERGER AGREEMENT (this "Merger Agreement") is made as of June __, 1993 by and among IWC Resources Corporation, an Indiana corporation ("Resources"), Resources Acquisition Corp., an Indiana corporation and wholly owned subsidiary of Resources ("NewCo"), and S. M. & P. Conduit Co., Inc., an Indiana corporation (the "Company").

          WHEREAS, Resources, NewCo, the Company and the common shareholders of the Company have entered into a Plan and Agreement of Merger (the "Agreement") relating to the merger of the Company with and into NewCo (the "Merger"); and

          WHEREAS, Resources, NewCo and the Company desire to set forth the terms and conditions of the Merger;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:


                             ARTICLE I

          1.01 Constituent Corporations and Surviving Corporation. NewCo and the Company shall be the constituent corporations to the Merger. At the Effective Time of the Merger (as hereinafter defined), the Company shall be merged with and into NewCo, which shall be the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time of the Merger, the identity and separate existence of the Company shall cease and all of the rights, privileges, powers, franchises, properties and assets of the Company shall be vested in NewCo in accordance with the provisions of the Indiana Business Corporation Law. At the Effective Time of the Merger, the name of the Surviving Corporation shall be changed to S M & P Conduit Co., Inc.

          1.02 Effective Time. The date and time when the Merger becomes effective are herein referred to as the "Effective Time of the Merger." The Effective Time of the Merger shall be at the time stated in the Articles of Merger to be filed with the Secretary of State of Indiana with respect to the Merger.


                            ARTICLE II

          2.01    Articles of  Incorporation.    The Articles  of
  Incorporation  of NewCo as  in effect immediately  prior to the

  Effective Time of the Merger, but as amended in the manner set forth in Section 4.01 below, shall thereafter be the Articles of Incorporation of the Surviving Corporation until amended in accordance with Indiana law.

          2.02 By-Laws. The By-Laws of NewCo, as in effect immediately prior to the Effective Time of the Merger, but as amended to reflect the change of name of NewCo, shall be the By-Laws of the Surviving Corporation, until amended or repealed.

          2.03 Officers. The officers of NewCo at the Effective Time of the Merger shall be the officers of the Surviving Corporation from and after the Effective Time of the Merger, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

          2.04 Directors. The directors of NewCo at the Effective Time of the Merger shall be the directors of the Surviving Corporation from and after the Effective Time of the Merger, each to serve until his successor shall have been duly elected and qualified in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.


                            ARTICLE III

          3.01 Conversion of Company Common Stock. At the Effective Time of the Merger, each of the issued and outstanding whole shares of common stock of the Company (the "Company Common Stock"), by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into and become the right to receive from the Surviving Corporation (a) 3,569.90 Common Shares of Resources (the "Resources Common Stock"), (b) 516.12 shares of Series B Convertible Redeemable Preferred Stock of Resources (the "Resources Preferred Stock") and (c) Ninety-Five Thousand Dollars ($95,000) in cash. No fractional shares of Resources Common Stock or Resources Preferred Stock shall be issued, and the number of shares of Resources Common Stock and Resources Preferred Stock issued to each former holder of Company Common Stock shall be rounded to the nearest whole share. Any fractional shares of Company Common Stock outstanding shall be converted into the right to receive a proportionate portion of the consideration provided above for a whole share, such calculation to be made to the nearest ten-thousandths (.0000) of a share of Company Common Stock.

          3.02 Shares Held in Company Treasury. At the Effective Time of the Merger, all shares of common and preferred stock of the Company held in the treasury of the Company, if any, shall be cancelled, without any payment or other distribution in respect thereof.

          3.03 No Conversion of NewCo Stock. None of the issued and outstanding shares of NewCo's capital stock shall be converted or otherwise affected by the Merger and at and after the Effective Time of the Merger, all of such shares shall remain issued and outstanding shares of capital stock of the Surviving Corporation.


                            ARTICLE IV

          4.01 Amendment to Articles of Incorporation of Surviving Corporation. At the Effective Time of the Merger, the Articles of Incorporation of the Surviving Corporation shall be amended by amending Article I to read in its entirety as follows:

                            "ARTICLE I

                               Name

          The name of  the Corporation  is S M &  P Conduit  Co.,
  Inc."


                             ARTICLE V

          5.01    Counterparts.   This  Merger  Agreement may  be
  executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

          5.02 Governing Law. This Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the internal laws of the State of Indiana without regard to the principles of conflicts of law thereof.

          5.03  Section Headings.   The section headings in  this
  Merger  Agreement  have   been  inserted  for   convenience  of
  reference   only  and   shall   not  affect   the  meaning   or
  interpretation of this Agreement.

          IN WITNESS WHEREOF, the undersigned parties have duly executed this Merger Agreement, as of the date first written above.

                              IWC RESOURCES CORPORATION


                              By ________________________________
                                Printed:_________________________
                                Title:___________________________




                              RESOURCES ACQUISITION CORP.


                              By ________________________________
                                Printed:_________________________
                                Title:___________________________



                              S. M. & P. CONDUIT CO., INC.


                              By ________________________________
                                Printed:_________________________
                                Title:___________________________

                            EXHIBIT II


                       NON-COMPETE AGREEMENT



          THIS NON-COMPETE AGREEMENT ("Agreement")  is made as of
  the    ____   day    of    June,   1993,    by   and    between
  ______________________   ("Shareholder")   and  IWC   Resources
  Corporation, an Indiana corporation ("Resources").


                             Recitals

          A.   Shareholder  is now  a  shareholder of  S. M. & P.
  Conduit Co., Inc., an Indiana corporation (the "Company").

          B. Resources has agreed to acquire the Company pursuant to the terms of a Plan and Agreement of Merger among Resources, Resources Acquisition Corp., the Company and the shareholders of the Company, including the Shareholder (the "Agreement").

          C. Shareholder possesses valuable information regarding the business of the Company, and could threaten the value of Resources' investment in the Company if Shareholder were to disclose such information or to compete with the
  Company. In order to induce Resources to enter into and perform the Agreement, and in consideration of Resources' obligations under the Agreement, Shareholder desires to agree not to compete with Company.


                             Agreement

          In consideration of the matters stated in the Recitals and the covenants contained in this Agreement, the parties agree as follows:

          1. Restrictive Covenants. Shareholder hereby agrees as follows:

          (a) Shareholder will not, for five (5) years from the date hereof, directly or indirectly:

               (i)  engage,  whether as an individual  or
          sole   proprietor   or   as   owner,   partner,
          shareholder (except  of  one  percent  (1%)  or
          less  of any  class  of outstanding  securities
          listed  on any national  securities exchange or
          actively   traded   in    an   over-the-counter
          market),  officer,  director,  manager,  agent,
          consultant,  formal or informal  advisor, or by
          or  through   the  lending   of  any   form  of
          assistance,   in   the   underground   facility
          locating   business   within   the  States   of
          Illinois,  Indiana,   Missouri,  Ohio,   Texas,
          Wisconsin,    Arkansas,    Kentucky,    Kansas,
          Oklahoma   and   Michigan    (the   "Restricted
          Territory"); or

               (ii)   solicit, take away  or endeavor  to
          take  away  from  the   Company  any  sales  of
          underground facility locating services to any customer of the Company within the Restricted
          Territory; or

               (iii)   solicit, take  away, hire,  employ
          or endeavor to employ any person who is then or was at any time during the prior six (6) months an employee of Company; or

               (iv)   lend money,  guarantee loans,  make
          gifts of money or other property,  or otherwise
          lend financial or other  assistance in any form
          to any person, firm,  association, partnership,
          venture, corporation or  other business  entity
          who  is  engaged  or  will  within  the  period
          prescribed   above  engage   in   any  of   the
          activities   prohibited   by    the   foregoing
          paragraphs  (i),   (ii)  and   (iii)  of   this
          paragraph 1(a).

          (b) All data and information which Resources reasonably regards as confidential that Shareholder has obtained regarding the business conducted by the Company, including customer lists, information relating to the requirements of customers and all other information regarding the affairs of the Company (in each case only to the extent Resources reasonably regards the same as confidential), shall be held in confidence by Shareholder and, without Resources' prior written consent (which shall not unreasonably be withheld), Shareholder shall not divulge any of such information to anyone except the Company or its representatives or as required by law.

          (c) Shareholder acknowledges that any violation by him of any provision of this paragraph 1 will cause irreparable harm to Resources, that damages for such harm will be incapable of precise measurement and that, as a result, Resources will not have an adequate remedy at law to redress the harm caused by such violations. Therefore, in the event of Shareholder's violation of any provisions of this paragraph 1, Shareholder agrees that, in addition to its other remedies, Resources shall be entitled to injunctive relief, including but not limited to temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any violation of this paragraph 1 by Shareholder. Shareholder agrees to and hereby does submit to jurisdiction before any state or federal court of record in Marion County, Indiana, or in the state and county in which such violation may occur, at Resources' election, for that purpose, and Shareholder hereby waives any right to raise the questions of jurisdiction and venue in any action that Resources may bring in any such court against Shareholder.

          (d)  In addition  to any  other relief  to which  it
     shall be entitled, Resources shall be entitled to recover from Shareholder the costs and reasonable attorney's fees incurred by Resources in (i) the successful enforcement of this paragraph 1 and
     (ii) obtaining relief from Shareholder's violation of any restriction contained in this paragraph 1.

          (e)  In addition  to its  other remedies,  Resources
     shall be entitled to satisfy any amounts due it as a result of breach of this Agreement pursuant to the terms of the Escrow Agreement dated the date hereof by and among Resources, Shareholder, National City Bank, Indiana as escrow agent and certain other parties.

          2. Severability. Should any clause, portion or paragraph of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of paragraph 1, be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then such covenant or restriction shall be given effect and enforced to whatever extent would be reasonable and enforceable.

          3. Binding on Successors and Assigns. The terms and conditions hereof shall inure to the benefit of and be binding upon the successors and assigns of Resources and the heirs, executors and personal representatives of Shareholder.

          4. Governing Law. This Agreement and the performance by the parties under this Agreement shall be construed in accordance with the internal laws of Indiana, and any action or proceeding that may be brought, arising out of, in connection with or by reason of this Agreement shall be governed by the internal laws of Indiana to the exclusion of the law of any other forum, and regardless of the jurisdiction in which the action or proceeding may be instituted or pending.

          5. Entire Agreement, Modifications. The foregoing terms and conditions of this Agreement constitute the entire agreement by and between Resources and Shareholder relating to the subject matter hereof. No amendment to or modification of this Agreement shall be effective unless the amendment or modification is in writing and signed by Shareholder and Resources.

          6.   Notices.   Any notice  required or permitted under
  this Agreement shall be delivered by hand or mailed by registered or certified mail, postage prepaid, addressed:

          If to Resources:    IWC Resources Corporation
                              1220 Waterway Boulevard
                              Indianapolis, Indiana 46202
                              Attention:  J.A. Rosenfeld

          If to Shareholder:  ______________________________
                              ______________________________
                              ______________________________

          7.   Captions.  The captions herein are for convenience
  and  identification purposes  only, are  not integral  parts of
  this  Agreement  and   are  not   to  be   considered  in   the
  interpretation of any part of this Agreement.

          8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          [The following paragraph shall  be included in the Non-
  Compete Agreement of Daniel S. Baker:

          9. Employment Acknowledged. Resources acknowledges that Shareholder will be an employee of the Surviving Corporation (as defined in the Agreement) as provided in that certain Employment Agreement between the Surviving Corporation and Shareholder of even date herewith. Resources agrees that Shareholder's activities in the proper discharge of his duties as an employee of the Surviving Corporation shall not constitute a breach of the Agreement.]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              "Shareholder"

     ___________________________________



     IWC RESOURCES CORPORATION


     By ________________________________
        Name:
        Title:

                            EXHIBIT III


           [Form of Opinion of Counsel for Shareholders]


  _________ __, 1993





  IWC Resources Corporation
  Resources Acquisition Corp.
  1220 Waterway Boulevard
  Indianapolis, Indiana 46222

  Gentlemen:

          We have acted as counsel to S. M. & P. Conduit Co., Inc., an Indiana corporation (the "Company"), and its shareholders, Diana L. Sosbey, Patrick J. Baker and Daniel S. Baker (the "Shareholders"), in connection with the preparation of the Plan and Agreement of Merger (the "Agreement"), dated _________ __, 1993 by and among IWC Resources Corporation ("Resources"), Resources Acquisition Corp. ("NewCo"), the Company and the Shareholders, including the Merger Agreement attached thereto pursuant to which the Company will be merged with and into NewCo (the "Merger"), the Non-Compete Agreements dated the date hereof by and between Resources and each of the Shareholders, the Employment Agreement dated the date hereof by and between the Company and Daniel S. Baker, and the Escrow Agreement dated the date hereof by and among _________________ as escrow agent, Resources and the Shareholders. The Agreement, the Merger Agreement, the Employment Agreement and the Escrow Agreement are referred to herein collectively as the "Transaction Documents." This Opinion Letter is being given pursuant to Section 6.4 of the Agreement and, except as otherwise indicated, capitalized terms used herein are defined as set forth in the Agreement.

          In connection with this Opinion Letter, we have examined signed copies of the Transaction Documents, a certified copy of certain resolutions adopted by the Board of Directors and Shareholders of the Company dated ________ __,
  1993, and a certified copy of the Company's Articles of Incorporation and By-Laws, as amended.

          We have considered such matters of law and fact, and have relied upon such certificates and other information furnished to us and upon the representations of the Shareholders contained in the Agreement as we have deemed appropriate as a basis for our opinions set forth below.

          This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal law of the United States and the law of the State of Indiana. [Incorporation of the Opinion Accord is optional.]

          Based   upon  the   foregoing,  and   subject   to  the
  qualifications and exceptions set forth below, we are of the opinion that:

          1.                            The       Company      is
  incorporated and existing under the laws of the State of Indiana and has all requisite power and authority to own or lease and operate its properties and to carry on its business as presently conducted.

          2.                            The   Company   has   the
  requisite corporate power and authority to enter into the Transaction Documents to which it is a party and to perform its respective obligations under such Transaction Documents.

          3. Each of the Transaction Documents to which the Company is a party has been approved by all necessary action on the part of the Board of Directors of the Company and the Shareholders, has been duly executed and delivered to Resources and is enforceable against the Company and/or the Shareholders as the case may be, except that no opinion is expressed herein as to the enforceability of Sections 6 or 10 of the Employment Agreement.

          4. The execution and delivery by the Company and the Shareholders of, and the performance of their respective obligations under, the
  Transaction Documents do not violate the Articles of Incorporation or By-Laws of the Company.

          5. The authorized capital stock of the Company consists of 1,000 shares of common stock ("Common Stock") of which 100 shares are issued and outstanding. All of the outstanding shares of Common Stock (referred to collectively herein as the "Shares") are owned of record and beneficially by the Shareholders in the amounts set forth on Schedule 2.2 to the Agreement. All outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. To the best of our knowledge after due inquiry [the scope of which may be expressed in this opinion], there is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, real or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any Shares or of any other capital stock of the Company or any securities convertible into, or other rights to acquire, any such Shares or other capital stock of the Company or (ii) obligates the Company or the Shareholders to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such shares, capital stock, securities or rights. No person has any right to require the Company to register any of its securities under the Securities Act of 1933, as amended.

          The General Qualifications (as defined in the Accord) apply to each of the opinions set forth herein.

          Based and relying upon a review of our litigation files and certificates of the Shareholders and an officer of the Company, we hereby confirm to you that there is no action, proceeding or investigation in any court or before any governmental or regulatory authority pending or threatened in writing or orally (i) against the Company or against any Shareholder, in connection with the conduct of the businesses of the Company, except as set forth on Schedule 2.15 of the Agreement, (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by the Transaction Documents, or (iii) would render Resources or NewCo unable to exercise control over the assets of the Company.

          This Opinion Letter may be relied upon by you only in connection with the transactions contemplated by the Transaction Documents, including the Merger, and may not be used or relied upon by any other person for any purpose whatsoever, without in each instance our prior written consent.

                                        Very truly yours,

                            EXHIBIT IV


                       EMPLOYMENT AGREEMENT


          THIS AGREEMENT is made as of the ____day of ________, 1993, by and between S M & P Conduit Co., Inc., an Indiana corporation ("Corporation") and wholly owned subsidiary of IWC Resources Corporation, and Daniel S. Baker, a resident of Indiana ("Employee").

                             Recitals

          A.                            Employee   has  extensive
  business experience valuable to the Corporation, and desires to
  provide  services  to  the   Corporation  upon  the  terms  and
  conditions set forth in this Agreement.

          B.                            The Corporation wishes to
  employ Employee upon the terms and conditions set forth in this Agreement; and

          C. The Corporation currently engages in, or has plans to engage in, businesses providing underground facility locating services and related businesses, with respect to which the Corporation has developed and expects to develop certain Confidential Information (as defined herein) which the Corporation desires and intends to protect.

          NOW, THEREFORE, in consideration of the premises, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                             Agreement

          1. President and Chief Operating Officer. The Corporation hereby employs Employee as President and Chief Operating Officer for the Corporation, and Employee hereby agrees to serve the Corporation in such capacities, upon the terms and conditions hereinafter set forth.

          2. Term. The term of Employee's employment under this Agreement shall be for an initial term of approximately five and one-half years commencing as of the date of this Agreement and ending on December 31, 1998 (the "Initial Term"). This Agreement shall automatically renew for successive one (1) year periods after the Initial Term, but may be terminated at the end of the Initial Term or any renewal term by either the Corporation or Employee with prior written notice by the terminating party delivered to the other at least ninety (90) days before the end of the Initial Term or any renewal term as the case may be.

          3.                            Compensation.    Employee
  shall be compensated on an annual salary plus annual bonus basis.

          (a) The salary for the first year of the Initial Term shall be $200,000 and shall be paid in equal installments for the same periods and on the same dates that the Corporation uses for its other employees.

          (b) For the second and each succeeding year of the Initial Term and of any renewal term (and for the partial year at the end of the Initial Term), Employee's annual salary will be determined by the Board of Directors, but shall not be less than an annual rate of $200,000.

          (c) Employee shall be entitled to receive an annual bonus beginning with the calendar year 1993 based upon the EBIT (as defined below) of the Corporation for such year in accordance with the following Schedule:

            EBIT                           Bonus

     up to $4,000,000                   none
      next  2,000,000                    5.0%  of EBIT  in excess
  of $4,000,000
      next  1,000,000                    7.5%  of EBIT  in excess
  of $6,000,000
      next    500,000                   10.0%  of EBIT  in excess
  of $7,000,000
      next    500,000                   15.0%  of EBIT  in excess
  of $7,500,000
      over  8,000,000                   at the  discretion of the
  Board

          (d) For purposes of this Agreement, the term "EBIT" shall mean the earnings of the Corporation before (i) interest and taxes, (ii) amortization of amounts paid pursuant to the non-compete agreements with Diana L. Sosbey, Patrick J. Baker and Daniel S. Baker and
     (iii) payment of premiums on insurance on the life of Employee for each fiscal year, all as determined by the Corporation in accordance with its usual accounting procedures. Each annual bonus shall be payable within thirty (30) days following completion of year-end financial statements for the Corporation.

          (e)                           After the termination  of
     this Agreement, the Corporation shall not be liable to Employee for any further salary hereunder; provided, that

     Employee shall be paid (i) any amounts earned hereunder through the date of termination, and (ii) a pro rata portion of the bonus, if any, payable pursuant to subparagraph (c) based upon the number of full months Employee is employed by the Corporation during the fiscal year in which termination occurs.

          (f) In the event of any merger, consolidation, reorganization, spin-off or similar transaction involving the Corporation, the Corporation and Employee shall negotiate in good faith to determine what adjustments, if any, are appropriate in the method of calculating the annual bonus. In the event the Corporation and Employee are unable to agree upon the appropriate adjustment, the question shall be submitted to arbitration in accordance with the commercial rules of the American Arbitration Association and judgment upon the award may be entered by any court of competent jurisdiction.

          4.                            Benefits.

          (a)                           Employee     shall     be
     entitled to participate in all life, health or hospitalization insurance programs, or any other benefit plan or program, upon the terms and conditions of such programs, which the Corporation may from time to time provide or make available to other executives of the Corporation generally. Employee shall also be eligible to participate in the IWC Resources Corporation Restricted Stock Plan.

          (b) Employee shall be reimbursed for any reasonable out-of-pocket expenses and travel expenses incurred by him in connection with the performance of the Corporation's business, in accordance with reasonable policies that may be established by the Board of Directors from time to time applicable to reimbursement of expenses. The Corporation shall provide Employee with the use of a suitable automobile for business purposes.

          (c) Employee shall be entitled to an annual vacation of up to six (6) weeks per year. Vacation may be taken at such time or times as Employee shall select, subject to the condition that it shall be taken at a time when his absence will not impair the Corporation's normal business functions. In no event shall Employee take more than two weeks vacation in any 30-day period without the prior consent of the Corporation. Unused vacation shall lapse at the end of each anniversary year, unless Employee is unable to use such vacation time because of requirements of the Corporation, in which event the Corporation shall permit the vacation to accumulate and to be taken in a succeeding year or years or shall reimburse

     Employee  for   such  unused  vacation  days   at  his  then
     applicable salary.

          (d) The right of Employee to indemnification for liability incurred as a result of his service as an officer or director of the Corporation pursuant to the Articles of Incorporation or By-Laws of the Corporation shall not be materially less than the indemnification rights available to officers and directors of IWC Resources Corporation pursuant to its Articles of Incorporation and By-Laws.

          (e)   Corporation  shall provide  Employee  with office
     space   and  secretarial   or  similar   support  reasonably
     satisfactory to Employee.

          5.                            Title,    Services    and
  Duties.

          (a) Employee is hereby employed to perform the services of President and Chief Operating Officer and discharge the duties necessary and appropriate thereto. The Corporation shall cause Employee to be appointed President and Chief Operating Officer and a Director.

          (b) E m p l o y e e ' s responsibilities shall include those matters typically performed by a chief operating officer, including responsibility for the day-to-day operations of the Corporation, and such other executive level duties as may be assigned to him from time to time by the Board of Directors.

          (c) Employee accepts the employment specified above and, during such employment, shall devote his full business time, attention, energy and skill to the business of the Corporation. This shall not preclude Employee from serving as a Director of any other corporation which does not compete with the Corporation or from investing his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made or from devoting reasonable time to the affairs of charitable or civic organizations.

          (d)                           Employee  shall  not   be
     required  to  relocate  outside  of   the  Indianapolis  and
     Noblesville metropolitan areas without his consent.

          6. Covenant Not To Compete And Not To Disclose Confidential Information. Employee hereby acknowledges that by virtue of his position as President and Chief Operating Officer, and his employment hereunder, he will have advantageous familiarity with and knowledge about the

  Corporation's  Confidential  Information  (as  defined  below).
  Therefore, Employee agrees as follows:

          (a)                           During         Employee's
     employment by the Corporation and for a period of two (2) years thereafter, regardless of the reason or method of termination, Employee will not

                                        (i)      engage   (either
          directly or indirectly, as shareholder, partner, officer, director, consultant, employee or otherwise) in a business competitive with that of the Corporation within any geographical territory within which the Corporation has done business during the last twelve
          (12) months of his employment;

                                        (ii)  solicit, take away,
          hire, employ or endeavor to employ any of the employees of the Corporation or any persons who were employees of the Corporation within the six (6) months prior to termination of Employee's employment; or

                                        (iii)     lend     money,
          guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance in any form to any person, firm, association, partnership, venture, corporation or other business entity who is engaged or will within the above period engage in any of the activities prohibited by the foregoing paragraphs (i) and (ii) of this paragraph.

                                        For   purposes  of   this
     Agreement, a "business competitive with that of the Corporation" shall mean any business related to underground facility locating services and any other business engaged in by the Corporation within the twelve (12) months immediately preceding termination of Employee's employment.

          (b) Employee agrees that information obtained by him regarding the sources of supply, processes, and "know-how," merchandising methods, trade information, trade secrets, inventions, customer lists, confidential information relating to customers and customer requirements and all other confidential information regarding the affairs of the Corporation which comes to his attention by reason of his employment, including records of the foregoing ("Confidential Information") will be received by him in confidence, and agrees not to divulge any of such information to anyone except in the performance of his duties to the Corporation or as required by law. Employee agrees that all such records and copies of records shall be the property of the Corporation and agrees to keep such documents subject to the Corporation's custody and control, and to surrender to the Corporation such of those documents as are still in his possession at the termination of his employment. Employee further agrees to return to the Corporation at the Corporation's main office any and all sales catalogs, brochures, samples, sample cases, machinery, equipment and other sales aids, promptly upon termination of his employment.

          (c)                           Employee     acknowledges
     that any violation of any provision of this paragraph 6 by him will cause irreparable damage to the Corporation, that such damages will be incapable of precise measurement and that, as a result, the Corporation will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation of any provision of this paragraph 6 by Employee, Employee agrees that the Corporation shall be entitled to injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation of this paragraph 6 by Employee. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in Marion County, Indiana, and Employee hereby waives any right to raise the questions of jurisdiction and venue in any action that may be brought in any such court by the Corporation against Employee alleging a violation of this paragraph 6.

          (d) The obligations of Employee under this paragraph 6 shall be in addition to and not in lieu of the obligations of Employee under that certain Non-Compete Agreement between Employee and IWC Resources Corporation of even date herewith.

          7. Key-Man Insurance. The Corporation shall be entitled, at its option and for its benefit, to carry insurance on the life of Employee under such policies, with such insurers, and in such amounts as the Corporation may determine. The Corporation shall own the
  policy  and   shall  have  the  sole  right  to  designate  the
  beneficiary thereof, including naming itself. Employee shall cooperate with the Corporation in all reasonable respects necessary to cause the issuance of such policy, including without limitation, submission to such physical examinations and accurate completion of applications as the insurer selected by the Corporation may require. If Employee so requests, upon termination of Employee's employment with the Corporation, the Corporation will cooperate with Employee to permit transfer to Employee at Employee's sole cost of any policies of insurance on the life of Employee owned by the Corporation.

          8.                            Termination.  In addition
  to the provisions of paragraph 2, the Corporation may terminate this Agreement as follows:

          (a)                           Immediately   for  fraud,
     dishonesty, gross misconduct or similar conduct;

          (b) Upon 60 days written notice for cause, provided that such notice specifies in reasonable detail the failure(s) of Employee, and Employee does not correct such failures to the reasonable satisfaction of the Board of Directors of the Corporation within such 60 days period. For purposes of this Agreement, "cause" shall exist if Employee shall fail to perform in any material respect his obligations under this Agreement;

          (b) Upon ten (10) days' notice following Employee's being disabled in such a manner that materially affects Employee's ability to perform hereunder for a period of ninety (90) out of any one hundred
     (100) consecutive days;

          (c)                           Immediately          upon
     Employee's death;

          (d)                           Upon mutual agreement  by
     the Corporation and Employee;

          (e)                           Immediately  for material
     breach by  Employee of the covenants  in paragraph 6 hereof;
     and

          (f)                           In  accordance  with  the
     provisions of paragraph 2.

          9. Severance Benefits. Upon termination, except as provided in paragraph 3(e) or as may be required by applicable law or regulations then in effect, the Corporation shall have no obligation to pay Employee any salary or benefits under this Agreement.

          10. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect (including, without limitation, the geographical and temporal restrictions contained in paragraph 6 hereof), such provisions shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable law.

          11.                           Parties   Bound.      All
  provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns.

          12.                           Effect  and Modification.
  This Agreement  comprises  the  entire  agreement  between  the parties with respect to the subject matter hereof and supersedes all earlier agreements relating to the subject matter hereof. No statement or promise, except as herein set forth, has been made with respect to the subject matter of this Agreement. The headings of the individual paragraphs herein are for convenience only and shall not be deemed to be a substantive part of this Agreement. No modification or amendment hereof shall be effective unless in writing and signed by Employee and an officer of the Corporation (other than Employee).

          13.                           Non-Waiver.           The
  Corporation's or Employee's failure or refusal to enforce all or any part of, or the Corporation's or Employee's waiver of any breach of this Agreement, shall not be a waiver of the Corporation's or Employee's continuing or subsequent rights under this Agreement, nor shall such failure or refusal or waiver have any effect upon the subsequent enforceability of this Agreement.

          14.                           Assignability.       This
  Agreement may be assigned by the Corporation to any of its affiliates without the consent of Employee. This Agreement may not be assigned by Employee, whether by operation of law or otherwise, in whole or in part, without the prior written consent of the Corporation.

          15.                           Counterparts.        This
  Agreement may be executed in one or more counterparts, each of which shall constitute one and the same Agreement.

          16.                           Governing   Law.     This
  Agreement shall be governed by the internal laws of the State of Indiana.

          17. Notice. Any notice, request, instruction or other document to be given hereunder to any party shall be in writing and delivered by hand, telegram, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

          If to Employee:               Daniel S. Baker
                                        549 Lion's Creek Drive
                                        Noblesville,      Indiana
  46060

          With a copy to:               Marvin Mitchell, Esq.
                                        Mitchell, Hurst  Jacobs &
  Dick
                                        152    East    Washington
  Street
                                        Indianapolis,     Indiana
  46204

          If to the Corporation:        S M & P Conduit Co., Inc.
                                        1220 Waterway Boulevard
                                        Indianapolis,     Indiana
  46202
                                        Attention:  Chairman

          With a copy to:               Randy D. Loser, Esq.
                                        Baker & Daniels
                                        Suite 2700
                                        300 North Meridian Street
                                        Indianapolis,     Indiana
  46204

  and to such other addresses or to such other parties as either the Corporation or Employee may designate by giving notice to the other.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
                                        "Employee"


  _________________________________
                                        Daniel S. Baker



                                        "Corporation"

                                        S M & P CONDUIT CO., INC.

                                        B                       y
  ______________________________
                                           Name:
                                           Title:

                             EXHIBIT V


                         ESCROW AGREEMENT


          THIS ESCROW AGREEMENT ("Escrow Agreement") is entered into as of the ____ day of June, 1993, by and among IWC Resources Corporation, an Indiana corporation ("Resources"), Diana L. Sosbey, Patrick J. Baker and Daniel S. Baker (individually a "Shareholder" and collectively the
  "Shareholders") and National City Bank, Indiana, a national banking association with offices in Indianapolis, Indiana (the "Escrow Agent").


                       W I T N E S S E T H:

          WHEREAS, Resources, Resources Acquisition Corp. ("NewCo") and the Shareholders are parties to a certain Plan and Agreement of Merger dated as of the date hereof ("Agreement"), pursuant to which S. M. & P. Conduit Co., Inc., an Indiana corporation, all of the capital stock of which is owned by the Shareholders, is being merged with and into NewCo (the "Merger"); and

          WHEREAS, pursuant to the Agreement, the Shareholders have agreed to place certain of the Common Shares ("Common Shares") and of the Series B Convertible Redeemable Preferred Stock ("Preferred Stock") of Resources to be received by them in the Merger in escrow to provide Resources with recourse in the event of any claims by Resources for indemnification under the Agreement or for breach of any of the Non-Compete Agreements to be entered into between Resources and the Shareholders (the "Non-Compete Agreements"); and

          WHEREAS, the Escrow Agent has agreed to act as the escrowee of such arrangement.

          NOW THEREFORE, IT IS AGREED AS FOLLOWS:

          1. Resources and the Shareholders do hereby appoint and designate Escrow Agent as the escrow agent for the purposes herein set forth and the Escrow Agent hereby accepts such appointment and designation.

          2. Each Shareholder hereby delivers to Escrow Agent a certificate or certificates representing that number of shares of Common Shares and a certificate or certificates representing that number of shares of Preferred Stock set forth on Schedule 1 attached hereto, accompanied by a stock power or powers duly executed in blank, in proper form for transfer (such shares of Common Shares and Preferred Stock being herein referred to collectively as the

  "Escrowed  Stock").    The  Escrow  Agent  hereby  acknowledges
  receipt of the Escrowed  Stock and agrees to hold  the Escrowed
  Stock in accordance with the terms of this Escrow Agreement for the benefit of Resources and the Shareholders.

          3.                            Resources and each of the
  Shareholders hereby authorize the Escrow Agent to hold the Escrowed Stock in its possession and distribute from time to time the Escrowed Stock only as follows:

          (a) For purposes of this Escrow Agreement, the "Fair Market Value" of each share of Escrowed Stock shall be deemed to be $23.25; provided, that in the event that Resources shall at any time declare or pay any dividend on its Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the Fair Market Value of each share of Escrowed Stock shall be adjusted by multiplying $23.25 by a fraction, the numerator of which is the number of shares of Common Shares that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Shares that are outstanding immediately after such event.

          (b)                           In      the      event
     Resources from time to time makes a claim for indemnification under the Agreement or for breach of the Non-Compete Agreements, Resources shall notify the Shareholders in writing of the aggregate dollar amount of such claim and Resources shall have the right to have delivered to it all or such portion of the Escrowed Stock having a Fair Market Value equal to the aggregate dollar amount of such claim (rounded to the nearest whole share). Such notice shall be sent registered or certified mail, return receipt requested, with a copy sent to the Escrow Agent, and shall specify a date not earlier than ten business days from the date of such notice when the Escrow Agent shall distribute shares of Escrowed Stock to Resources (or, in the case of shares of Escrowed Stock that are Common Shares, to the transfer agent for the Common Shares for transfer to Resources), unless the Escrow Agent receives prior to such date a written notice from any one of the Shareholders stating that Resources is not entitled to such distribution. To the extent a claim relates to breach of the Non-Compete Agreement of a particular Shareholder, only the Escrowed Stock deposited by that Shareholder shall be delivered and only that Shareholder may give a written notice that Resources is not entitled to a distribution. In all other cases, the shares of the Escrowed Stock to be delivered to Resources shall be selected pro rata from the Escrowed Stock deposited by all Shareholders, based upon the relative proportions of the Escrowed Stock set forth on Schedule 1 hereto. In the event all shares owned by a particular Shareholder have been delivered to Resources, shares of Escrowed Stock shall be selected thereafter in proportion to the remaining stock deposited by the other Shareholders, it being understood that the indemnification obligations of the Shareholders are joint and several.

          (c) Any Escrowed Stock not claimed by Resources shall be delivered to the Shareholders on June __, 1996, unless prior to such date Resources has notified the Escrow Agent of a claim for indemnification or breach of a Non-Compete Agreement and such claim has not yet been settled. In the event the unsettled claim is for an amount less than the Fair Market Value of the Escrowed Stock remaining, the Escrow Agent shall retain an amount of Escrowed Stock having a Fair Market Value equal to the amount of the unsettled claim and shall deliver the remaining Escrowed Stock, if any, to the Shareholders.

          (d) If the Escrow Agent shall have received actual notice from Resources or the Shareholders to withhold the delivery of any Escrowed Stock, then the Escrow Agent shall not make any delivery until either (i) Resources and the Shareholders shall have notified the Escrow Agent in writing that the controversy with respect thereto has been settled by an agreement between Resources and the Shareholders or
     (ii) the Escrow Agent shall have received a copy of a final determination of a court of appropriate jurisdiction as to the disposition of the Escrowed Stock.

     (e) The Shareholders shall be entitled to receive dividends on and to exercise all voting rights with respect to the shares of Escrowed Stock during the time they are subject to this Agreement, to exercise rights of conversion with respect to the Preferred Stock (in which case the Common Shares received upon conversion shall be held in escrow pursuant to this Agreement) and to exercise all other ownership rights with respect to the Escrowed Stock, provided, however, that the Shareholders shall have no right to sell, transfer, pledge or otherwise encumber the Escrowed Stock, or take any other action with respect to the Escrowed Stock that would deny Resources the practical benefits of this Agreement.

     (f) The Shareholders shall be entitled to substitute for all or part of the Escrowed Stock cash in the amount of the Fair Market Value per share of Escrowed Stock, in which case such cash shall be held in escrow pursuant to this Agreement and the appropriate number of shares of Escrowed Stock released to the Shareholders. The Escrow

     Agent shall invest such cash in certificates of deposit, government securities, money market accounts or similar investments as directed by the Shareholders, who shall also be entitled to determine the length of maturity thereof which shall not exceed three (3) years. In the event Resources is entitled to any distribution, and unless Resources directs otherwise, the Escrow Agent shall immediately liquidate such investments as are necessary to provide funds to make such distribution, and neither the Escrow Agent nor Resources shall have any liability to the Shareholders for any early withdrawal penalty or other loss incurred as a result of liquidating such investments. The Shareholders shall be entitled to payment quarterly of all investment earnings.

          4. Upon delivery of all of the Escrowed Stock (and all cash substituted therefor) in accordance with the provisions of Section 3 of this Escrow Agreement the escrow hereby created shall be terminated. Prior to such delivery, the escrow may be terminated by delivery to the Escrow Agent of written instructions to such effect (including instructions as to delivery of the Escrowed Stock) executed by Resources and the Shareholders.

          5. The Escrow Agent shall be entitled to its usual and customary fees for acting as such and to reimbursement for its reasonable expenses and disbursements in connection therewith, including reasonable attorneys' fees, all of which shall be paid one-half by Resources and one-half by the Shareholders, jointly and severally; provided, that any additional fees and expenses of the Escrow Agent incurred as a result of a Shareholder's investment directions pursuant to
  Section 3(f) above shall be charged separately to, and paid by, such Shareholder.

          6. The Escrow Agent shall be entitled to rely upon, and shall incur no liability for acting, or omitting to take action, in accordance with, any written instructions provided for in this Escrow Agreement or any other written instructions executed by both Resources and the Shareholders delivered to the Escrow Agent, and shall have no obligation to satisfy itself as to the truth of any matter asserted therein. The Escrow Agent may treat as authorized any instrument or other writing believed by it in good faith to be genuine and to be signed or presented by the proper person. The Escrow Agent shall have no liability for the performance of its duties hereunder, except in the event of its own gross negligence or willful misconduct. The Escrow Agent may choose and consult with legal counsel with respect to any matter relating to the carrying out of this Escrow Agreement. The Shareholders and Resources agree to jointly indemnify the Escrow Agent for any cost and expense it may incur in the proper performance of its duties under this Escrow Agreement.

          7. The Escrow Agent or any successor to it hereafter appointed may at any time resign by giving notice in writing to Resources and the Shareholders and shall be discharged of its duties hereunder upon the appointment (and the acceptance thereof) of the successor Escrow Agent as hereinafter provided. In the event of any such resignation, Resources may appoint a successor Escrow Agent which shall be a bank or trust company organized under the laws of the United States of America, or the State of Indiana with unimpaired capital and surplus in excess of Fifty Million Dollars ($50,000,000) and with an office located in Indianapolis, Indiana. Any such successor Escrow Agent shall deliver to Resources and the Shareholders a written instrument accepting such appointment hereunder and thereupon it shall succeed to all rights and duties of the Escrow Agent hereunder, and shall be entitled to receive the Escrowed Stock (and any cash substituted therefor). A successor Escrow Agent may, with the approval of Resources and the Shareholders, accept the account rendered and the property delivered to it by a predecessor Escrow Agent as a full and complete discharge to the predecessor Escrow Agent without incurring any liability or responsibility for so doing.

          8. A l l n o t i c e s , certificates, consents, requests, demands and other communications required or permitted under this Escrow Agreement shall be in writing and shall be deemed to have been properly given if delivered by hand, sent by express mail or other overnight courier service, or mailed, certified or registered mail with postage prepaid:

     If to Shareholders to:

          Diana L. Sosbey
          8596 Twin Point Circle
          Indianapolis, Indiana 46236

          Patrick J. Baker
          1913 West 116th Street
          Carmel, Indiana 46032

          Daniel S. Baker
          549 Lion's Creek Drive
          Noblesville, Indiana 46060

     with a copy to:

          Marvin Mitchell, Esq.
          Mitchell, Hurst Jacobs & Dick
          152 East Washington Street
          Indianapolis, Indiana 46204

     If to Resources to:

          IWC Resources Corporation
          1220 Waterway Boulevard
          Indianapolis, Indiana 46202
          Attention:  J.A. Rosenfeld

     with a copy to:

          Baker & Daniels
          300 North Meridian Street
          Suite 2700
          Indianapolis, Indiana 46204
          Attention:  Randy D. Loser, Esq.

     If to Escrow Agent to:

          National City Bank, Indiana
          101 West Washington Street
          Indianapolis, Indiana  46255
          Attention:  Peggy Pfau

  or to such other person or address as the party to whom the communication is to be given shall have notified the other party in accordance with this Section 8. Any express mail or other overnight courier service communication shall be deemed to have been given on the first "business day" (such term excluding, for purposes of this Escrow Agreement, Saturdays, Sundays and legal holidays) after the day of sending. Any mailed communication (other than express mail) shall be deemed to have been given on the third business day after mailing.

          9.                            This   Escrow   Agreement
  shall be governed by and construed in accordance with the laws of the State of Indiana.

          10.                           This Escrow Agreement may
  be executed in several counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

          11.                           This   Escrow   Agreement
  shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

          12. This Escrow Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings. No amendment, supplement, modification or waiver of the terms of this Escrow Agreement shall be binding unless expressed in writing and executed on behalf of the party to be charged therewith.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first above written.

                                        IWC RESOURCES CORPORATION


                                        B                       y
  ________________________________
                                           J. A. Rosenfeld
                                             Senior          Vice
  President
                                          and Treasurer



  ___________________________________
                                        Diana L. Sosbey



  ___________________________________
                                        Patrick J. Baker



  ___________________________________
                                        Daniel S. Baker



                                        NATIONAL    CITY    BANK,
  INDIANA


                                        B                       y
  ________________________________
                                           Name:
                                           Title:

                            EXHIBIT VI



             [Form of Opinion of Counsel of Resources]





  _________ __, 1993





  Diana L. Sosbey
  Patrick J. Baker
  Daniel S. Baker
          Re:                           Merger  of  S.  M.  &  P.
  Conduit Co., Inc.
                                        With  and  Into Resources
  Acquisition Corp.

  Lady and Gentlemen:

          We have acted as counsel to IWC Resources Corporation, an Indiana corporation ("Resources"), in connection with the preparation of the Plan and Agreement of Merger (the "Agreement"), dated as of June 14, 1993 by and among Resources, Resources Acquisition Corp. ("NewCo"), S. M. & P. Conduit Co., Inc. (the "Company") and you as the shareholders of the Company (the "Shareholders"), including the Merger Agreement attached thereto pursuant to which the Company will be merged with and into NewCo (the "Merger"), the Non-Compete Agreements dated the date hereof by and between Resources and each of the Shareholders, the Employment Agreement dated the date hereof by and between Resources and Daniel S. Baker, and the Escrow Agreement dated the date hereof by and among National City Bank, Indiana, as escrow agent, Resources and the Shareholders. The Agreement, the Merger Agreement, the Non-Compete Agreements, the Employment Agreement and the Escrow Agreement are referred to herein collectively as the "Transaction Documents." This Opinion Letter is being given pursuant to
  Section 7.4 of the Agreement.

          In connection with this Opinion Letter, we have examined signed copies of the Transaction Documents, certified copies of certain resolutions adopted by the Boards of Directors of Resources and NewCo and by the sole shareholder of NewCo, and a certified copy of the Articles of Incorporation and By-Laws, each as amended, of Resources and NewCo.

          We have considered such matters of law and fact, and have relied upon such certificates and other information furnished to us and upon the representations of Resources contained in the Agreement as we have deemed appropriate as a basis for our opinions set forth below.

          This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal law of the United States and the law of the State of Indiana.

          Based  upon   the  foregoing,   and   subject  to   the
  qualifications and exceptions set forth below, we are of the opinion that:

          1.                            Each  of  Resources   and
  NewCo is incorporated and existing under the laws of the State of Indiana.

          2. Each of Resources and NewCo has the requisite corporate power and authority to enter into each Transaction Document to which it is a party and to perform its obligations under each such Transaction Document.

          3. Each Transaction Document to which Resources or NewCo, as the case may be, is a party has been approved by all necessary action on the part of the Board of Directors of Resources or by the Board of Directors and shareholders of NewCo, as the case may be, and is enforceable against Resources or NewCo, as the case may be.

          4. The Resources Common Shares and the shares of Series B Convertible Redeemable Preferred Stock to be issued pursuant to the Merger Agreement have been duly authorized and, when issued and delivered to the Shareholders pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

          5. The execution and delivery by Resources or NewCo, as the case may be, of each Transaction Document to which it is a party, and the performance by Resources or NewCo, as the case may be, of its obligations under each such Transaction Document, do not violate the Articles of Incorporation or By-Laws, each as amended, of Resources or NewCo, as the case may be.

          The General Qualifications (as defined in the Accord) apply to each of the opinions set forth herein.

          This Opinion Letter may be relied upon by you only in connection with the transactions contemplated by the Transaction Documents, including the Merger, and may not be used or relied upon by any other person for any purpose whatsoever, without in each instance our prior written consent.

                                        Very truly yours,

                            EXHIBIT VII


                         FORM OF AMENDMENT

                                TO

                     ARTICLES OF INCORPORATION

                             CREATING

          SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                OF

                     IWC RESOURCES CORPORATION


          The   Articles  of   Incorporation  of   IWC  Resources
  Corporation  are hereby  amended  by  the  addition  of  a  new
  Section 5 to Article VI of  the Articles of Incorporation, said
  Section 5 to read in its entirety as follows:

          "Section 5.   Terms of Series B  Convertible Redeemable
  Preferred Stock.

                    I.  Designation and Amount

          The Corporation shall have a series of Special Shares which shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 60,000. Such number of shares may be increased or decreased by amendment to these Articles of Incorporation without shareholder approval; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

                 II.  Dividends and Distributions

          (A) Subject to the rights of the holders of any shares of any series of Special Shares (or any similar stock) ranking prior and superior to the Series B Preferred Stock and the Common Shares with respect to dividends, the holders of shares of Series B Preferred Stock shall be entitled to participate with the holders of the Common Shares in the receipt of dividends and distributions and to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends equal to the per share amount of each cash dividend, and the per share amount (payable in kind) of each non-cash dividend or other distribution, other than a dividend payable in shares of Common Shares or a subdivision of the outstanding shares of Common Shares (by reclassification or otherwise), declared on the Common Shares. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

          (B) The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in shares of Common Shares). The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                        III.  Voting Rights

          The holders of shares of Series B Preferred Stock shall have the following voting rights:

          (A)                           Each  share  of  Series B
     Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein, by the provisions creating any other series of Special Shares or any similar stock, or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          (C)                           Except   as   set   forth
     herein, or as otherwise provided by law, holders of Series B
     Preferred Stock shall have no voting rights.

                          IV.  Conversion

          (A) General. Any holder of outstanding Series B Preferred Stock may, at any time, convert all but not less than all of said shares owned by said holder into Common Shares, at the Conversion Rate (as such term is defined below) as then in effect.

          (B) Conversion Rate and Adjustments. The initial Conversion Rate shall be one (1) Common Share for each share of Series B Preferred Stock (the "Conversion Rate"). In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

                          V.  Redemption

          (A) Mandatory Redemption. On _________________ (the "Redemption Date") the Corporation shall redeem all of the shares of Series B Preferred Stock then outstanding out of funds legally available therefor at a redemption price equal to $23.25 per share, subject to adjustment as set forth below (as adjusted, the "Redemption Price"), together with an amount equal to unpaid dividends thereon to the date of redemption. In the event of any change in the Series B Preferred Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the Redemption Price shall be appropriately adjusted.

          (B) Notice of Redemption. At least thirty (30) days prior to the Redemption Date, the Corporation shall notify the holders of the Series B Preferred Stock of the procedures to be followed in connection with the redemption; provided, however, that the failure to give such notice (the "Redemption Notice") shall not affect any of the Corporation's rights hereunder or the validity of such redemption. The Redemption Notice shall be sent to the holders of the Series B Preferred Stock at their addresses as they appear on the records of the Corporation. The holders of the Series B Preferred Stock may continue to exercise the right of conversion provided in Article IV hereof until the Redemption Date notwithstanding the Corporation's giving of the Redemption Notice.

          (C)                           Procedures            for
     Redemption. If, on or prior to the Redemption Date, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust with a bank or trust company for the account of the holders of the shares so to be redeemed (so as to be and continue to be available therefor), then on and after the Redemption Date, notwithstanding that any certificate for shares of the Series B Preferred Stock so called for redemption shall not have been surrendered for cancellation, all shares of the Series B Preferred Stock shall be deemed to be no longer outstanding, and all rights with respect to such shares of the Series B Preferred Stock shall forthwith cease and terminate, except the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof without interest thereon.

          In case the holders of shares of the Series B Preferred Stock which shall have been redeemed shall not within one year (or any longer period if required by law) after the Redemption Date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the Redemption Price thereof without interest thereon.

          (D)                           Status  After Redemption.
     Shares of Series B Preferred Stock redeemed, purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Special Shares of the Corporation and may be reissued by the Corporation at any time as shares of any class or series of Special Shares other than as shares of Series B Preferred Stock.

            VI.  Liquidation, Dissolution or Winding Up

          Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to the aggregate amount to be distributed per share to holders of shares of Common Shares. In the event the
  Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common
  Shares) into a greater or lesser number of shares of Common Shares, then in each such case the aggregate amount of which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

                 VII.  Consolidation, Merger, etc.

          In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Shares is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common
  Shares) into a greater or lesser number of shares of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.
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                            VIII.  Rank

          The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's
  Special Shares.

                          IX.  Amendment

          The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preference or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a single series."